                                                                     EXHIBIT 2.1






                     AGREEMENT AND PLAN OF REORGANIZATION


                           among IKOS Systems, Inc.

                         VMW Acquisition Corporation,

                        and Virtual Machine Works, Inc.



                                  May 14, 1996

                               TABLE OF CONTENTS

1.   Definitions................................................    1

2.   Plan of Reorganization.....................................    4
     2.1   The Merger...........................................    4
     2.2   Cancellation of Shares; Delivery of Consideration and
           Assumption of Options................................    5
     2.3   Exchange Procedures..................................    5
     2.4   Fractional Shares....................................    8
     2.5   Appraisal Rights.....................................    8
     2.6   The Closing..........................................    8
     2.7   Effective Time.......................................    8

3.   Representations and Warranties of VMW......................    8
     3.1   Organization.........................................    9
     3.2   Capitalization.......................................    9
     3.3   Authority Relative to this Agreement.................   10
     3.4   Financial Statements.................................   10
     3.5   Tax Matters..........................................   11
     3.6   Absence of Certain Changes or Events.................   12
     3.7   Title and Related Matters............................   13
     3.8   Proprietary Assets...................................   14
     3.9   Employee Benefit Plans...............................   15
     3.10  Bank Accounts........................................   16
     3.11  Contracts............................................   16
     3.12  Orders, Commitments and Returns......................   18
     3.13  Compliance With Law..................................   18
     3.14  Labor Difficulties...................................   18
     3.15  Trade Regulation and Practices.......................   19
     3.16  Insider Transactions.................................   19
     3.17  Employees, Independent Contractors and Consultants...   19
     3.18  Insurance............................................   19
     3.19  Litigation...........................................   20
     3.20  Governmental Authorizations and Regulations..........   20
     3.21  Corporate Minutes, Etc...............................   20
     3.22  Subsidiaries.........................................   20
     3.23  Compliance with Environmental Requirements...........   20
     3.24  Corporate Documents and Contracts....................   21
     3.25  No Brokers...........................................   22
     3.26  Disclosure...........................................   22

4.   Representations and Warranties of IKOS and Sub.............   22
     4.1   Organization and Good Standing.......................   22
     4.2   Power, Authorization and Validity....................   22
     4.3   No Violation of Existing Agreements..................   23

     4.4   Compliance With Other Instruments and Laws...........   23
     4.5   Financial Condition..................................   23
     4.6   No Brokers...........................................   23
     4.7   Disclosure...........................................   23
     4.8   Valid Issuance of IKOS Common Stock..................   23

5.   Preclosing Covenants of VMW................................   24
     5.1   Advice of Changes....................................   24
     5.2   Conduct of Business..................................   24
     5.3   Risk of Loss.........................................   25
     5.4   Access to Information................................   25
     5.5   Regulatory Approvals.................................   26
     5.6   Satisfaction of Conditions Precedent.................   26
     5.7   Stockholder Vote.....................................   26
     5.8   Irrevocable Proxies..................................   26
     5.9   Employment Arrangements..............................   26
     5.10  Nonaccredited Stockholders...........................   27

6.   Preclosing and Postclosing Covenants of IKOS and Sub.......   27
     6.1   Advice of Changes....................................   27
     6.2   Regulatory Approvals.................................   27
     6.3   Satisfaction of Conditions Precedent.................   27
     6.4   Directors' and Officers' Indemnification.............   27

7.   Mutual Covenants...........................................   28
     7.1   Confidentiality......................................   28
     7.2   Exclusivity..........................................   29
     7.3   Further Assurances...................................   29
     7.4   Form S-8.............................................   29
     7.5   NASDAQ Listing.......................................   29

8.   The Closing................................................   30
     8.1   Merger...............................................   30
     8.2   Additional Documents.................................   30

9.   Conditions to VMW's Obligations............................   30
     9.1   Accuracy of Representations and Warranties...........   30
     9.2   Covenants............................................   30
     9.3   No Litigation........................................   30
     9.4   Authorizations.......................................   31
     9.5   No Adverse Development...............................   31
     9.6   Government Consents..................................   31
     9.7   Federal and State Securities Laws....................   31
     9.8   IKOS Certificate.....................................   31

     9.9    Opinion of IKOS's Counsel...........................   31
     9.10   Registration Rights Agreement.......................   31

10.  Conditions to IKOS and Sub's Obligations...................   32
     10.1   Accuracy of Representations and Warranties..........   32
     10.2   Covenants...........................................   32
     10.3   No Litigation.......................................   32
     10.4   Authorizations......................................   32
     10.5   No Adverse Development..............................   32
     10.6   Required Consents...................................   33
     10.7   Opinion of VMW's Counsel............................   33
     10.8   Fairness Opinion of Needham & Company, Inc..........   33
     10.9   Non-Compete and Non-Solicitation Agreements.........   33
     10.10  Stockholder Approval................................   33
     10.11  Employment with IKOS................................   33
     10.12  Government Consents.................................   33
     10.13  Waiver of Option Acceleration.......................   33
     10.14  Investment Representations..........................   34
     10.15  Forgiveness or Repayment of Certain Loans...........   34
     10.16  Exercise of Warrants................................   34

11.  Termination of Agreement...................................   34
     11.1   Mutual Agreement....................................   34
     11.2   Failure to Fulfill Conditions.......................   34
     11.3   No Liability........................................   34
     11.4   Effect of Termination...............................   34

12.  Indemnification and Escrow.................................   34
     12.1   Survival of Representations.........................   34
     12.2   Indemnification by VMW Stockholders.................   35
     12.3   Threshold; Ceiling; Exclusivity.....................   36
     12.4   Limitations Relating to VMW Proprietary Assets
            Claims..............................................   36
     12.5   Satisfaction of Indemnification Claim...............   37
     12.6   No Contribution.....................................   37
     12.8   Interest............................................   37
     12.9   Defense of Third Party Claims.......................   37
     12.10  Exercise of Remedies by Indemnitees Other Than IKOS.   39
     12.11  Indemnity Escrow....................................   39
     12.12  VMW Stockholder Representatives.....................   40

13.  Miscellaneous..............................................   40
     13.1   Governing Laws......................................   40
     13.2   Binding upon Successors and Assigns.................   41
     13.3   Severability........................................   41

     13.4   Entire Agreement....................................   41
     13.5   Counterparts........................................   41
     13.6   Expenses............................................   41
     13.7   Other Remedies......................................   42
     13.8   Amendment and Waivers...............................   42
     13.9   Survival of Agreements..............................   42
     13.10  No Waiver...........................................   42
     13.11  Attorneys' Fees.....................................   42
     13.12  Notices.............................................   43
     13.13  Time................................................   43
     13.14  Construction of Agreement...........................   43
     13.15  No Joint Venture....................................   44
     13.16  Pronouns............................................   44
     13.17  Further Assurances..................................   44
     13.18  Absence of Third Party Beneficiary Rights...........   44
     13.19  Arbitration.........................................   44

EXHIBIT A   CERTIFICATE OF MERGER...............................   47

EXHIBIT B   MERGER CONSIDERATION SCHEDULE.......................   48

EXHIBIT C   IRREVOCABLE PROXY...................................   49

EXHIBIT D   NONCOMPETE AND NONSOLICITATION AGREEMENT............   50

EXHIBIT E   REGISTRATION RIGHTS AGREEMENT.......................   51

EXHIBIT F   INVESTOR REPRESENTATION LETTER......................   52

EXHIBIT G   INDEMNITY ESCROW AGREEMENT..........................   53

                     AGREEMENT AND PLAN OF REORGANIZATION

     This AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is entered into this 14th day of May, 1996, by and among IKOS Systems, Inc. a Delaware corporation ("IKOS"), VMW Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of IKOS ("Sub"), and Virtual Machine Works, Inc., a Delaware corporation ("VMW").

                                    RECITAL

     The parties intend that, subject to the terms and conditions hereinafter set forth, Sub shall be merged with and into VMW, with VMW the surviving corporation, pursuant to a Certificate of Merger substantially in the form attached hereto as Exhibit A (the "Certificate of Merger") and the applicable
                   ---------
provisions of the laws of the State of Delaware. Upon the Merger, the holders of capital stock and warrants to acquire capital stock of VMW shall be entitled to receive cash and stock of IKOS and the holders of options of VMW shall receive options to purchase IKOS Common Stock, in the manner and on the basis determined herein, all as provided in the Certificate of Merger.

                                   AGREEMENT

     NOW, THEREFORE, in reliance on the foregoing recitals and in and for the consideration and mutual covenants set forth herein, the parties agree as follows:

     1.   DEFINITIONS.

          1.1 "Affiliate" shall have the meaning set forth in the rules and regulations promulgated by the Commission pursuant to the Securities Act.

          1.2 "Aggregate Consideration" shall mean the total aggregate consideration to be paid by IKOS to the stockholders, warrant holders and option holders of VMW in the form of cash, IKOS Common Stock and IKOS Common Stock subject to warrants and options, which collectively shall not exceed Fifteen Million Dollars ($15,000,000) reduced on a dollar for dollar basis by any funds advanced by IKOS to VMW in connection with the transactions contemplated hereby and used by VMW prior to April 30, 1996; provided, however, that such reduction shall be the difference between (i) funds advanced by IKOS to VMW and (ii) funds used by VMW prior to April 30, 1996 in excess of $250,000.

          1.3 "IKOS Closing Price" shall mean the average of the closing sales prices of IKOS Common Stock as reported by the Nasdaq National Market for the ten (10) trading days preceding (but not including) the Closing Date.

          1.4  "Closing" and "Closing Date" shall have the meanings set forth in
Section 2.6 ("The Closing").

          1.5  "Code" shall mean the Internal Revenue Code of 1986, as amended.

          1.6  "Commission" shall mean the Securities and Exchange Commission.

          1.7 "Confidential Information" shall mean that information of a party ("Disclosing Party") which is disclosed to another party ("Receiving Party") pursuant to this Agreement, in written form and marked "Confidential." If Confidential Information is initially disclosed orally, the Disclosing Party shall send a written summary of such information to the Receiving Party within forty (40) days of disclosure and mark such summary "Confidential."
Confidential Information shall include, but not be limited to, trade secrets, know-how, inventions, techniques, processes, algorithms, software programs, schematics, designs, contracts, customer lists, financial information, sales and marketing plans and business information.

          1.8 "Damages" shall include any loss, damage, injury, decline in value, lost opportunity, liability, claim, demand, settlement, judgment, award, fine, penalty, tax, fee (including reasonable attorneys' fees), charge, costs (including costs of investigation) or expense of any nature, net of insurance recovery or reimbursement or tax benefits realized.

          1.9 "Effective Time" shall mean the time the Merger becomes effective as defined in Section 2.7 ("Effective Time").

          1.10 "Exchange Ratio" shall mean the VMW Common Share Price divided by the IKOS Closing Price.

          1.11 "VMW Products" shall mean all versions and implementations of any product which has been or is being marketed by VMW or currently is under development.

          1.12 "VMW Preferred Shares" shall mean the shares of VMW preferred stock issued and outstanding at the Effective Time.

          1.13 "VMW Common Shares" shall mean the shares of VMW common stock issued and outstanding at the Effective Time, other than shares held by holders who perfect their appraisal rights under Delaware law with respect thereto ("Dissenting Shares").

          1.14 "VMW Common Share Price" shall mean $3.00 per share.

          1.15 "Entity" shall mean corporation (including any non-profit corporation), general partnership, limited partnership, limited liability partnership, joint venture, estate, trust, company (including any limited liability company or joint stock company), firm or other enterprise, association, organization or entity.

          1.16 "Exchange Act" shall mean the Securities Exchange Act of 1934, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

          1.17 "Indemnity Escrow" shall have the meaning set forth in Section
12.11 ("Indemnity Escrow").

          1.18 "Governmental Body" shall mean any: (a) nation, state, commonwealth, province, territory, county, municipality, district or other jurisdiction of any nature; (b) federal, state, local, municipal, foreign or other government; or (c) governmental or quasi-governmental authority of any nature (including any governmental division, department, agency, commission, instrumentality, official, organization, unit, body, or Entity and any court or other tribunal).

          1.19 "Indemnification Period" shall mean the period commencing on the Closing Date and ending at the close of business on the first anniversary of the Closing Date.

          1.20 "Indemnitees" shall mean the following Persons:  (a) IKOS or Sub;
(b) IKOS's current and future affiliates; (c) the respective Representatives of the Persons referred to in clauses "(a)" and "(b)" above; and (d) the respective successors and assigns of the Persons referred to in clauses "(a)" and "(b)" and "(c)" above; provided, however, that any Person receiving IKOS Common Stock pursuant to this Agreement shall not be deemed to be an "Indemnitee."

          1.21 "Key Employees" shall mean Charles Selvidge, Ken Crouch, W. Kem Stewart, Charles Berg, Bill Fletcher, Josh Marantz and Matt Dahl.

          1.22 "Legal Proceeding" shall mean any action, suit, litigation, arbitration proceeding (including any civil, criminal, administrative, investigative or appellate proceeding), hearing, inquiry, audit, examination or investigation commenced, brought, conducted or heard by or before, or otherwise involving any court or other Governmental Body or any arbitrator or arbitration panel.

          1.23 "Material" when capitalized and used in reference to the business, products or financial situation of VMW shall be construed, except as specifically provided, to qualify the matter referred to herein to matters with a value in excess of $50,000. For example, a "Material adverse effect" would be an adverse effect resulting in costs or expenses in excess of $50,000. When the word "material" is not capitalized it shall mean material with respect to the matter referenced. For example, a reference to a material breach of a particular agreement would mean a breach that is material with respect to the particular contract (and not necessarily with respect to the overall business of VMW or IKOS).

          1.24 "Merger" shall mean the merger of Sub with and into VMW, on the terms and conditions described herein.

          1.25 "Options" shall mean the outstanding options to acquire VMW Common Stock.

          1.26 "Person" shall mean any individual, Entity or Governmental Body.

          1.27 "Proprietary Asset" shall mean: (a) any patent, patent application, trademark (whether registered or unregistered), trademark application, trade name, fictitious business name, service mark (whether registered or unregistered), service mark application, copyright (whether registered or unregistered), copyright application, maskwork, maskwork application, trade secret, know-how, customer list, franchise, system, computer software, computer program, invention, design, blueprint, engineering drawing, proprietary product, technology, proprietary right or other intellectual property right or intangible asset; and (b) any right to use or exploit any of the foregoing including rights granted by third parties under license agreements.

          1.28 "Securities" shall mean the VMW Shares, the shares to be canceled pursuant to Section 2.2(a), Dissenting Shares and the Options.

          1.29 "Securities Act" shall mean the Securities Act of 1933, as amended, or any similar federal statute and the rules and regulations thereunder, all as the same shall be in effect at the time.

          1.30 "Transaction Documents" shall mean all documents or agreements required to be delivered by any party hereunder including the Certificate of Merger.

          1.31 "VMW Shares" mean collectively the VMW Common Shares and the VMW Preferred Shares.

     2.   PLAN OF REORGANIZATION.

          2.1 THE MERGER. Subject to the terms and conditions of this Agreement, Sub shall be merged with and into VMW in accordance with the applicable provisions of the laws of Delaware and with the terms and conditions of this Agreement so that:

               (a) At the Effective Time, Sub shall be merged with and into VMW. As a result of the Merger, the separate corporate existence of Sub shall cease and VMW shall continue as the surviving corporation (sometimes referred to herein as the "Surviving Corporation") and shall succeed to and assume all of the rights and obligations of VMW in accordance with the laws of Delaware.

               (b) The Certificate of Incorporation and Bylaws of VMW in effect immediately prior to the Effective Time shall be the certificate of incorporation and bylaws, respectively, of Surviving Corporation after the Effective Time unless and until further amended as provided by law.

               (c) The directors and officers of Sub immediately prior to the Effective Time shall be the directors and officers of the Surviving Corporation after the Effective Time. Such directors and officers shall hold their position until the election and qualification of their respective successors or until their tenure is otherwise terminated in accordance with the Bylaws of Surviving Corporation.

          2.2 CANCELLATION OF SHARES; DELIVERY OF CONSIDERATION AND ASSUMPTION OF OPTIONS.

               (a) At the Effective Time, each share of VMW capital stock, if any, that is owned directly or indirectly by VMW shall be canceled and no cash or other consideration shall be delivered in exchange therefor.

               (b) At the Effective Time, each VMW Share shall, by virtue of the Merger, and without further action on the part of any holder thereof, be converted into the right to receive such consideration as set forth on Exhibit B
                                                                       ---------
(the "Merger Consideration Schedule"); provided, however, that such amount made available by IKOS shall not exceed the Aggregate Consideration in accordance with Sections 2.2 ("Cancellation of Shares; Delivery of Consideration and Assumption of Options") and 2.3 ("Exchange Procedures"); provided, however, that the right to receive certain portions of such amounts or to receive such amounts with respect to certain VMW Shares shall be subject to Section 12.11 hereof (the "Indemnity Escrow"), and to applicable tax withholding and reporting requirements.

               (c) At the Effective Time, each share of capital stock of Sub outstanding immediately prior to the Merger shall, by virtue of the Merger, and without further action on the part of any holder thereof, continue to be issued and shall be converted into one share of VMW common stock outstanding after the Merger.

          2.3  EXCHANGE PROCEDURES.

               (a) Immediately after the Effective Time, each holder of a certificate or certificates (each a "Certificate" and collectively, the "Certificates") representing shares of VMW capital stock issued and outstanding immediately prior to the Effective Time shall surrender such Certificate(s) to an officer of VMW designated for such purpose. Each Certificate which immediately before the Effective Time evidenced VMW capital stock shall, from and after the Effective Time until such Certificate is surrendered to VMW or its transfer agent, be deemed, for all corporate purposes, to evidence the right to receive the consideration described above; provided, however, that no dividend or other distribution payable to the holder of such Certificate after the Effective Time shall be paid in respect of such Certificate until such Certificate is so surrendered by such holder.

               (b) At the Effective Time, IKOS shall make available to each VMW Stockholder such consideration as set forth on Exhibit B (the "Merger
                                               ---------
Consideration Schedule"); provided, however, that such amount made available by IKOS to all VMW Stockholders, option holders or warrant holders shall not exceed the Aggregate Consideration.

               (c) Each VMW Option that is outstanding immediately prior to the Effective Time shall, by virtue of the Merger and at the Effective Time, automatically and without further action on the part of any holder thereof, be assumed by IKOS and converted into an option (an "IKOS Option") to purchase that number of shares of IKOS Common Stock registered pursuant to Section 7.4 hereof which equals the VMW Common Share Price divided by the IKOS Closing Price (the "Exchange Ratio") multiplied by the number of shares of VMW Common Stock purchasable under the VMW Option immediately prior to the Effective Time. The exercise price per share of IKOS Common Stock purchasable under each such IKOS Option will be equal to the exercise price of the

VMW Option (per share of VMW Common Stock) divided by the Exchange Ratio. Continuous employment with VMW, whether occurring before or after the Effective Time, shall be credited to an optionee for purposes of determining the number of shares subject to exercise, vesting or repurchase after the Effective Time. After the Effective Time, IKOS shall issue to each holder of an outstanding VMW Option a document evidencing the foregoing assumption by IKOS. No fractional shares of VMW Common Stock shall be issued in connection with IKOS Options. All fractional shares which would otherwise be issuable shall be provided for in accordance with Section 2.4 hereof ("Fractional Shares"). All of the other terms of each VMW Option assumed by IKOS including, without limitation, the vesting period, will remain the same; provided, however, that the IKOS options to be issued to VMW option holders will permit accelerated vesting upon termination for reasons other than for Cause (as defined below) or upon Constructive Termination (as defined below), during the time that his or her options are subject to vesting restrictions. Notwithstanding the foregoing, the IKOS option to be issued to Allen H. Michels in exchange for his option to purchase VMW Stock shall be fully vested and exercisable upon the issuance thereof to Mr. Michels.

               (d) As used herein, the term "Cause" shall mean any one or more of the following:

                    (i) theft, dishonesty, or falsification of records;

                    (ii) improper use or disclosure of confidential or proprietary information;

                    (iii) any action by an employee which has a materially adverse effect on IKOS' reputation or business;

                    (iv) an employee's failure or inability to perform any reasonable assigned duties after written notice from IKOS, and a reasonable opportunity to cure, such failure or inability;

                    (v) any material breach by an employee of any employment agreement between the employee and IKOS, which breach is not cured pursuant to the terms of such agreement; or

                    (vi) an employee's conviction of any criminal felony act which impairs the employee's ability to perform his or her duties for IKOS.

               (e) As used herein, the term "Constructive Termination" shall mean any one or more of the following:

                    (i) without express written consent, the assignment of any duties, or any limitation of responsibilities, substantially inconsistent with the positions, duties, responsibilities and status immediately prior to the effectiveness of the Merger;

                    (ii) without express written consent, the relocation of the principal place of employment to a location that is more than fifty (50) miles from the principal place of employment immediately prior to the date of the effectiveness of the Merger, or the imposition of travel requirements substantially more demanding than such travel requirements existing immediately prior to the date of the effectiveness of the Merger; or

                    (iii) any failure by IKOS to pay, or any material reduction by IKOS of, (A) base salary in effect immediately prior to the date of the effectiveness of the Merger (unless reductions comparable in amount and duration are concurrently made for all other employees of IKOS with comparable responsibilities, comparable organizational level and comparable title), or (B) bonus compensation, if any, in effect immediately prior to the date of the effectiveness of the Merger (subject to applicable performance requirements with respect to the actual amount of earned bonus compensation).

               (f) Notwithstanding anything to the contrary in this Section 23 ("Exchange Procedures"), no party hereto shall be liable to a holder of shares of VMW capital stock for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar law.

               (g) In the event any Certificates evidencing VMW capital stock shall have been lost, stolen or destroyed, IKOS shall issue in exchange for such lost, stolen or destroyed certificates, the cash amount otherwise issuable under
Section 2.2 ("Cancellation of Shares; Delivery of Consideration and Assumption of Options") upon the making of an affidavit of that fact by the holder thereof, provided, however, IKOS may, in its discretion and as a condition precedent to the issue thereof, require the owner of such lost, stolen or destroyed Certificates to indemnify IKOS against any claim that may be made against IKOS with respect to the Certificate alleged to have been lost, stolen or destroyed.

          2.4 FRACTIONAL SHARES. No fractional shares of IKOS Common Stock will be issued in connection with the Merger, but in lieu thereof, each holder of VMW Stock who would otherwise be entitled to receive a fraction of a share of IKOS Common Stock will receive from IKOS, promptly after the Effective Time, an amount of cash equal to the IKOS Closing Price multiplied by the fraction of a share of IKOS Common Stock to which such holder would otherwise be entitled.

          2.5 APPRAISAL RIGHTS. Any Dissenting Shares shall not receive the VMW Share Price in cash but shall be converted into the right to receive such consideration as may be determined to be due with respect to such Dissenting Shares pursuant to the law of the State of Delaware. VMW shall give IKOS prompt notice of any demand received by VMW for appraisal of VMW capital stock, and IKOS shall have the right to participate in all negotiations and proceedings with respect to such demand. VMW agrees that, except with the prior written consent of IKOS or as required under the Delaware General Corporation Law, it will not voluntarily make any payment with respect to, or settle or offer to settle, any such demand for appraisal. Each holder of Dissenting Shares

("Dissenting Stockholder") who, pursuant to the provisions of the Delaware General Corporation Law, becomes entitled to payment of the value of shares of VMW common stock or VMW preferred stock shall receive payment therefor (but only after the value therefor shall have been agreed upon or finally determined pursuant to such provisions). In the event of legal obligation, after the Effective Time, to deliver the VMW Share Price to a holder of shares of VMW capital stock who shall have failed to make an effective demand for appraisal or shall have lost his status as a Dissenting Stockholder, IKOS shall deliver, upon surrender by such holder of his certificate or certificates representing shares of VMW capital stock, as applicable, the cash to which such holder is then entitled under Section 2.2 ("Cancellation of Shares; Delivery of Consideration and Assumption of Options").

          2.6 THE CLOSING. Subject to termination of this Agreement as provided in Section 11 ("Termination of Agreement") below, the closing of the transactions contemplated by this Agreement (the "Closing") shall take place at the offices of Gray Cary Ware & Freidenrich, A Professional Corporation, 400 Hamilton Avenue, Palo Alto, California at 10:00 a.m. on May 23, 1996, or such other place, time and date as IKOS and VMW may mutually select (the "Closing Date").

          2.7 EFFECTIVE TIME. Simultaneously with the Closing, the Certificate of Merger shall be filed in the office of the Secretary of State of the State of Delaware. The Merger shall become effective immediately upon the filing of the Certificate of Merger with such offices (the "Effective Time").

     3.   REPRESENTATIONS AND WARRANTIES OF VMW.

          Except as otherwise set forth in the "VMW Disclosure Schedule" delivered as of the date hereof ("VMW Disclosure Schedule"), VMW represents and warrants to IKOS as set forth below. No fact or circumstance disclosed to IKOS shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the VMW Disclosure Schedule with specific reference to the primary representation as to which it is an exception. Whenever the term "enforceable in accordance with its terms" or like expression is used, it is understood that excepted therefrom are any limitations on enforceability under applicable bankruptcy, insolvency, reorganization, moratorium or other laws of general application affecting the enforcement of creditor's rights.

          3.1 ORGANIZATION. VMW is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has corporate power and authority to carry on its business as it is now being conducted. VMW is duly qualified or licensed to do business and in good standing in each jurisdiction in which the nature of its business or properties makes such qualification or licensing necessary except to the extent that any failure to qualify or obtain licenses would not in the aggregate have a Material adverse effect on the operations, assets, financial condition or prospects of VMW. The VMW Disclosure Schedule contains a true and complete listing of the locations of all sales offices, manufacturing facilities, and any other offices or facilities of VMW and a true and complete list of all states in which VMW maintains any employees. The VMW Disclosure Schedule contains a true and complete list of all states in which VMW is duly qualified to transact business as a foreign corporation.

          3.2  CAPITALIZATION.

          (a) The authorized capital stock of VMW as of the date of this Agreement consists of: (i) 4,200,000 shares of common stock and (ii) 1,652,632 shares of preferred stock and as of the date of this Agreement 787,464 shares of VMW common stock and 1,652,632 shares of VMW preferred stock are issued and outstanding and held of record by VMW's Stockholders as set forth and identified in the VMW Disclosure Schedule.

          (b) On the date of this Agreement 1,000,000 shares of VMW common stock are available or reserved for issuance under the 1994 VMW Stock Option Plan (the "VMW Plan"), and as of the date of this Agreement 785,000 shares are subject to outstanding options and held of record by VMW's option holders as set forth and identified in the option holder list provided to IKOS or its representatives. There are outstanding warrants to purchase approximately 46,700 shares of VMW Common Stock (the "Warrants").

          (c) All of the outstanding Securities have been duly authorized and are validly issued, fully paid and nonassessable. All outstanding Securities were issued in compliance with applicable securities laws. None of the outstanding Securities were issued in consideration in whole or in part for any contribution, transfer or assignment of the VMW Products or proprietary assets or any proprietary rights incorporated therein or otherwise related thereto. Except as otherwise set forth in the VMW Disclosure Schedule, VMW does not have any other shares of its capital stock issued or outstanding and does not have any other outstanding subscriptions, options, warrants, rights or other agreements or commitments obligating VMW to issue shares of its capital stock or other securities.

          3.3 AUTHORITY RELATIVE TO THIS AGREEMENT. VMW has the corporate power to enter into this Agreement and the other Transaction Documents to which it is a party (the "VMW Transaction Documents") and to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the VMW Transaction Documents and the consummation of the transactions contemplated hereby and thereby have been duly authorized by its Board of Directors and no other corporate proceedings on the part of VMW are necessary to authorize this Agreement, the other VMW Transaction Documents and the transactions contemplated herein and therein other than the consent of the holders of outstanding shares of VMW. VMW is not subject to or obligated under any charter, bylaw or contract provision or any license, franchise or permit, or subject to any order or decree, which would be breached or violated by or in conflict with its executing and carrying out this Agreement and the transactions contemplated hereunder and under the Transaction Documents. Except as contemplated by this Agreement, no consent of any person who is a party to a contract the loss or termination of which could reasonably result in expenses or damages in excess of Twenty Five Thousand Dollars ($25,000), nor consent of any Governmental Body is required to be obtained on the part of VMW to permit the transactions contemplated herein and continue the business activities of VMW as previously conducted by VMW.
This Agreement and the other VMW Transaction Documents when executed by VMW shall be the valid and binding obligations of VMW enforceable in accordance with its terms.

          3.4  FINANCIAL STATEMENTS.

               (a) VMW has delivered to IKOS copies of (i) VMW's audited balance sheet and statements of income, stockholder's equity and changes in financial condition for the fiscal years ended December 31, 1993, 1994 and 1995 and (ii) VMW's unaudited balance sheet as of April 30, 1996 (the "VMW Balance Sheet") and statements of income, stockholders' equity and changes in financial position for the period then ended.

               (b) All financial statements delivered pursuant to Section 3.4(a) (collectively, the "VMW Financial Statements") are complete and in accordance with the books and records of VMW and present fairly the financial position of VMW as of their historical dates. The VMW Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Except as to the extent reflected or reserved against in such balance sheets (including the notes thereto), VMW does not have, as of the dates of such balance sheets, any Material liabilities or obligations (absolute or contingent) of a nature required or customarily reflected in a balance sheet (or the notes thereto) prepared in accordance with generally accepted accounting principles. As of the Closing, the reserves, if any, reflected on the VMW Balance Sheet are adequate in light of the contingencies with respect to which they are made as required by generally accepted accounting principles. The statements of income, stockholder's equity and changes in financial position are complete and in accordance with the books and records of VMW and present fairly the results of operations, equity transactions and changes in financial position of VMW for the periods indicated in all Material respects.

               (c) VMW has no debt, liability, or obligation of any nature, whether accrued, absolute, contingent, or otherwise, and whether due or to become due, that is not reflected or reserved against in the VMW Financial Statements, except for those (i) that may have been incurred after the date of the VMW Financial Statements or (ii) that are not required by generally accepted accounting principles to be included in a balance sheet or the notes thereto as of the date of such balance sheet. All debts, liabilities, and obligations incurred after the date of the VMW Financial Statements were incurred in the ordinary course of business, and are usual and normal in amount both individually and in the aggregate and none of which are Material (except with respect to manufacturing purchase orders, none of which exceeds $50,000).

          3.5  TAX MATTERS.

               (a) VMW has fully and timely, properly and accurately filed all tax returns and reports required to be filed by it, including all federal, foreign, state and local tax returns and estimates for all years and periods (and portions thereof) for which any such returns, reports or estimates were due. All such returns, reports and estimates were prepared in all material respects in the manner required by applicable law. All income, sales, use, occupation, property or other taxes or assessments due from VMW have been paid. There are no pending assessments, asserted deficiencies or claims for additional taxes that have not been paid. The reserves for taxes, if any, reflected on the VMW Balance Sheet are adequate as of the Closing, in accordance with generally accepted accounting principles, and there are no tax liens on any property or assets of VMW. There have been no examinations of any tax returns or reports by any applicable Governmental Body. No state of facts exists or has existed which would constitute grounds for the assessment of any penalty or of any further tax liabilities beyond that shown on the respective tax reports, returns or estimates. There are no outstanding agreements or waivers extending the statutory period of limitation applicable to any income tax return or report for any period.

               (b) All taxes which VMW has been required to collect or withhold have been duly withheld or collected and, to the extent required, have been paid to the proper taxing authority.

               (c) VMW does not have a permanent establishment in any foreign country, as defined in the relevant tax treaty between the United States of America and such foreign country or under foreign law, and does not otherwise operate or conduct business through any branch office in any foreign country.

               (d) VMW is not a party to any tax-sharing agreement or similar arrangement with any other party.

               (e) At no time has VMW been included in the federal consolidated income tax return of any affiliated group of corporations.

               (f) No payment which VMW is obliged to pay to any director, officer, employee or independent contractor pursuant to the terms of an employment agreement, severance agreement or otherwise will constitute an excess parachute payment as defined in Section 280G of the Code.

               (g) VMW will not be required to include any Material adjustment in taxable income for any tax period (or portion thereof) ending after the Closing Date pursuant to Section 481(c) of the Code or any provision of the tax laws of any jurisdiction requiring tax adjustments as a result of a change in method of accounting implemented by VMW prior the Closing Date for any tax period (or portion thereof) ending on or before the Closing Date or pursuant to the provisions of any agreement entered into by VMW prior to the Closing Date with any taxing authority with regard to the tax liability of VMW for any tax period (or portion thereof) ending on or before the Closing Date.

               (h) There is no contract, agreement, plan or arrangement, including, but not limited to, the provisions of this Agreement, covering any employee or independent contractor or former employee or former independent contractor of VMW that would not be deductible pursuant to Section 280G, 162 or 404 of the Code.

               (i) VMW has provided or made available to IKOS true and correct copies of all tax returns filed by VMW, and, as requested by IKOS prior to the date hereof, information statements, reports, work papers, records, tax opinions, examination reports, statutory or preliminary notices of deficiency, and tax memorandum.

               (j) VMW has not, with regard to any property or assets held, acquired or to be acquired by it, at any time, filed a consent to the application of Section 341(f)(2) of the Code nor will any such consent be filed before the Closing.

          3.6 ABSENCE OF CERTAIN CHANGES OR EVENTS. Since the date of the VMW Balance Sheet, VMW has not (a) suffered any Material adverse change in its financial condition or in the operations of its business; (b) suffered any damage, destruction or loss, whether covered by insurance or not, Materially and adversely affecting its properties or businesses; (c) granted any increase in the compensation payable or to become payable by VMW to its officers or employees other than in the ordinary course of business; (d) declared, set aside or paid any dividend or made any other distribution on or in respect of the shares of the capital stock of VMW or declared any direct or indirect redemption, retirement, purchase or other acquisition by VMW of such shares; (e) issued any shares of capital stock of VMW or any warrants, rights, options or entered into any commitment relating to the shares of VMW except for the issuance of VMW Shares pursuant to the exercise of outstanding options; (f) made any change in the accounting methods or practices it follows, whether for general financial or tax purposes, or any change in depreciation or amortization policies or rates adopted therein; (g) sold, leased, abandoned or otherwise disposed of any real property or any machinery, equipment or other operating property other than in the ordinary course of business (h) sold, assigned, transferred, licensed or otherwise disposed of any patent, trademark, trade name, brand name, copyright (or pending application for any patent, trademark or copyright) invention, process, know-how, formula or trade secret or interest thereunder or other intangible asset except in the ordinary course of its business; (i) suffered any labor dispute; (j) engaged in any activity or entered into any Material commitment or transaction (including without limitation any borrowing or capital expenditure) other than in the ordinary course of business;
(k) incurred any liabilities except in the ordinary course of business and consistent with past practice which would be required to be disclosed in financial statements prepared in accordance with generally accepted accounting principles; (l) permitted or allowed any of its property or assets to be subjected to any mortgage, deed of trust, pledge, lien, security interest or other encumbrance of any kind, except those permitted under Section 3.7 ("Title and Related Matters") hereof, other than any purchase money security interests incurred in the ordinary course of business; (m) made any capital expenditure or commitment for additions to property, plant or equipment except in the ordinary course of business; (n) paid, loaned or advanced any amount to, or sold, transferred or leased any properties or assets to, or entered into any agreement or arrangement with any of its Affiliates, officers, directors or stockholder or any Affiliate or associate of any of the foregoing; (o) made any amendment to or terminated any agreement which, if not so amended or terminated, would be required to be disclosed on the VMW Disclosure Schedule; or (p) agreed to take any action described in this Section 3.6 ("Absence of Certain Changes or Events") or outside of its ordinary course of business or which would constitute a breach of any of the representations contained in this Agreement.

          3.7 TITLE AND RELATED MATTERS. VMW has good and marketable title to all the properties, interests in properties and assets, real and personal, reflected in the VMW Balance Sheet or acquired after the date of the VMW Balance Sheet (except properties, interests in properties and assets sold or otherwise disposed of since the date of the VMW

Balance Sheet in the ordinary course of business), free and clear of all mortgages, liens, pledges, charges or encumbrances of any kind or character, except (i) liens for current taxes and other governmental charges not yet due and payable, (ii) liens of carriers, warehousemen, mechanics and materialmen and similar liens incurred in the ordinary course of business, and (iii) liens which in the aggregate do not secure more than Fifty Thousand Dollars ($50,000) in liabilities. The equipment of VMW necessary to the operation of its business is in good operating condition and repair. All real or personal property leases to which VMW is a party are valid, binding, enforceable and effective in accordance with their respective terms. VMW is not in default under any of such leases and to the best of VMW's knowledge, no other party is in default under such leases. There is not under any of such leases any event which, with notice or lapse of time or both, would constitute a material default by VMW. The VMW Disclosure Schedule contains a description of all real and personal property leased or owned by VMW, describing its interest in said property and with respect to real property a description of each parcel and a summary description of the buildings, structures and improvements thereon. True and correct copies of VMW's leases have been provided to IKOS or its representatives.

          3.8  PROPRIETARY ASSETS.

               (a) Part 3.8(a)(i) of the VMW Disclosure Schedule sets forth, with respect to each VMW Proprietary Asset registered with any Governmental Body or for which an application has been filed with any Governmental Body, (i) a brief description of such Proprietary Asset, and (ii) the names of the jurisdictions covered by the applicable registration or application. Part 3.8(a)(ii) of the VMW Disclosure Schedule identifies and provides a brief description of all other VMW Proprietary Assets owned by VMW. Part 3.8(a)(iii) of the VMW Disclosure Schedule identifies and provides a brief description of each Proprietary Asset licensed to VMW by any Person (except for any Proprietary Asset that is licensed to VMW under any third party software license generally available to the public at a cost of less than Two Thousand Five Hundred Dollars ($2,500), and identifies the license agreement under which such Proprietary Asset is being licensed to VMW. Except as set forth in Part 3.8(a)(iv) of the VMW Disclosure Schedule, VMW has good, valid and marketable title to all of the VMW Proprietary Assets identified in Parts 3.8(a)(i) and 3.8(a)(ii) of the VMW Disclosure Schedule, free and clear of all liens and other Encumbrances, and has a valid right to use all Proprietary Assets identified in Part 3.8(a)(iii) of the VMW Disclosure Schedule. Except as set forth in Part 3.8(a)(v) of the VMW Disclosure Schedule, VMW is not obligated to make any payment to any Person for the use of any VMW Proprietary Asset. Except as set forth in Part 3.8(a)(vi) of the VMW Disclosure Schedule, VMW has not developed jointly with any other Person any VMW Proprietary Asset with respect to which such other Person has any rights.

               (b) Except as set forth in Part 3.8 of the VMW Disclosure Schedule, VMW has taken reasonable measures and precautions within its control which are necessary to protect and maintain the confidentiality and secrecy of all VMW Proprietary Assets (except VMW Proprietary Assets whose value would be unimpaired by public disclosure) and otherwise to maintain and protect the value of all VMW Proprietary Assets. Except as set forth in Part 3.8(b)(i) of the VMW Disclosure Schedule, VMW has not disclosed or delivered to any Person, or permitted the disclosure or delivery to any

Person of the source code, or any portion or aspect of the source code, of any VMW Product.

               (c) None of the VMW Proprietary Assets infringes or conflicts with any Proprietary Asset owned or used by any other Person. VMW is not infringing, misappropriating or making any unlawful use of, and VMW has not at any time infringed, misappropriated or made any unlawful use of, or received any notice or other communication (in writing or otherwise) of any actual, alleged, possible or potential infringement, misappropriation or unlawful use of, any Proprietary Asset owned or used by any other Person. To the best of the knowledge of VMW, no other Person is infringing, misappropriating or making any unlawful use of, and no Proprietary Asset owned or used by any other Person infringes or conflicts with, any VMW Proprietary Asset.

               (d) Each VMW Product conforms in all material respects with any specification, documentation, performance standard, representation or statement made or provided with respect thereto by or on behalf of VMW. There has not been any claim by any customer or other Person alleging that any VMW Product (including each version thereof that has ever been licensed or otherwise made available by VMW to any Person) does not conform in all material respects with any specification, documentation, performance standard, representation or statement made or provided by or on behalf of VMW, and, to the best of the knowledge of VMW, there is no basis for any such claim.

               (e) The VMW Proprietary Assets constitute all the Proprietary Assets used by VMW to conduct its business in the manner in which such business has been and is being conducted. VMW has not licensed any of the VMW Proprietary Assets to any Person on an exclusive basis. VMW has not entered into any covenant not to compete or contract limiting its ability to exploit fully any of the VMW Proprietary Assets or to transact business in any market or geographical area or with any Person.

               (f) (i) All current and former employees of VMW have executed and delivered to VMW an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of employment agreement previously delivered to IKOS, and (ii) all current and former consultants and independent contractors to VMW have executed and delivered to VMW an agreement (containing no exceptions to or exclusions from the scope of its coverage) that is substantially identical to the form of consulting agreement previously delivered to IKOS. Such forms of agreements, when executed by an employee or contractor, as the case may be, are enforceable in accordance with the terms thereof and such agreements and/or applicable laws convey to VMW full right and title to all works created by the employee, while employed, or by the contractor as to the work undertaken for and delivered to VMW by such contractor.

               (g) To VMW's knowledge, no product liability or warranty claims which individually or in the aggregate could exceed the reserves therefor on the VMW Financial Statements have been communicated in writing to or threatened against VMW.

          3.9 EMPLOYEE BENEFIT PLANS. There is no unfunded prior service cost with respect to any bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, or other employee benefit or fringe benefit plans, whether formal or informal, maintained by VMW. Each bonus, deferred compensation, pension, profit-sharing, retirement, stock purchase, stock option, and other employee benefit or fringe benefit plans, whether formal or informal, maintained by VMW conforms to all applicable requirements of the Employees Retirement Income Security Act of 1974. Part 3.9 of the VMW Disclosure Schedule lists and describes all profit-sharing, bonus, incentive, deferred compensation, vacation, severance pay, retirement, stock option, group insurance or other plans (whether written or not) providing employee benefits. Except as provided in the plans listed in Part 3.9 of the VMW Disclosure Schedule and for the compensation described in Part 3.17 of the VMW Disclosure Schedule, VMW has no obligations to provide compensation or benefits to its employees.

          3.10 BANK ACCOUNTS. Part 3.10 of the VMW Disclosure Schedule sets forth the names and locations of all banks, trusts, companies, savings and loan associations, and other financial institutions at which VMW maintains accounts of any nature and the names of all persons authorized to draw thereon or make withdrawals therefrom.

          3.11 CONTRACTS.

               (a) Except as listed in Part 3.11(a) of the VMW Disclosure Schedule, VMW has no agreements, contracts or commitments that provide for the sale, licensing or distribution by VMW of any of its products, technology, know-how, trademarks or trade names except in the ordinary course of its business.

               (b) Except as listed in Part 3.11(b) of the VMW Disclosure Schedule, VMW has no agreements, contracts or commitments that call for fixed and/or contingent payments or expenditures by or to VMW of more than Fifty Thousand Dollars ($50,000).

               (c) VMW has not granted to any third party any rights to reproduce or manufacture (for VMW or for others) any of the VMW Products, nor has VMW granted to any third party any exclusive rights of any kind with respect to any of the VMW Products, including, without limitation, territorial exclusivity or exclusivity with respect to particular versions, implementations or translations of any of the VMW Products, nor has VMW granted any third party any right to market any of the VMW Products under any "private label" arrangements pursuant to which VMW is not identified as the source of such goods.

               (d) VMW has no purchase agreement, contract or commitment that calls for fixed and/or contingent payments by VMW that are in excess of the normal, ordinary and usual requirements of business.

               (e) There is no outstanding sales contract, commitment or proposal (including, without limitation, porting and development projects) of VMW that is currently expected to result in any loss (before allocation of overhead and administrative costs) upon completion or performance thereof.

               (f) VMW has no outstanding agreements, contracts or commitments with officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than thirty (30) days and without liability, penalty or premium.

               (g) VMW has no employment, independent contractor or similar agreement, contract or commitment that is not terminable on no more than thirty
(30) days' notice without penalty or liability of any type, including without limitation severance or termination pay.

               (h) VMW has no currently effective collective bargaining or union agreements, contracts or commitments.

               (i) VMW is not restricted by agreement from carrying on its business anywhere in the world.

               (j) VMW is under no liability or obligation, and no such outstanding claim has been made, with respect to the return of inventory or merchandise in the possession of wholesalers, distributors, retailers, or other customers, except such liabilities, obligations and claims as, in the aggregate, do not exceed the amount reserved therefor on the VMW Balance Sheet.

               (k) VMW has not guaranteed any obligations of other persons or made any agreements to acquire or guarantee any obligations of other persons.

               (l) VMW has no outstanding loan or advance to any person; nor is it party to any line of credit, standby financing, revolving credit or other similar financing arrangement of any sort which would permit the borrowing by VMW of any sum not reflected in the Financial Statements.

               (m) All Material contracts, agreements and instruments to which VMW is a party are valid, binding, in full force and effect, and enforceable by VMW in accordance with their respective terms, and VMW is not in breach thereof. No such Material contract, agreement or instrument contains any Material liquidated-damages, penalty or similar provision. To the best of VMW's knowledge, no party to any such Material contract, agreement or instrument intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

               (n) The VMW Disclosure Schedule also lists each vendor who manufactures for or supplies to VMW any Material product or component or is the sole source for any product or component.

               (o) With respect to any contracts which VMW has with an agency or instrumentality of the United States Government, VMW has taken all necessary measures to comply with the terms and conditions of those contracts, including without limitation, those provisions of the Federal Acquisition Regulations and its supplements, 48 C.F.R. Chapter 1 et seq., which are incorporated into such
                                     -- ---
contracts and which may require the implementation of certain accounting principles and procedures, the submission of cost or pricing data, the legending of technical data and/or computer software provided to the Government under the contracts, and compliance with various socio-economic policies and certifications. VMW does not know of any asserted or unasserted claims by the Government, nor has VMW any reason to believe that the Government could assert a claim, based on VMW's failure to comply with any terms or conditions of a contract with an agency or instrumentality of the Government.

          3.12 ORDERS, COMMITMENTS AND RETURNS. All accepted and unfilled orders entered into by VMW for the sale, license, or lease or other disposition by VMW of its products, and all agreements, contracts, or commitments for the purchase of supplies, were made in the ordinary course of business. No outstanding purchase or outstanding lease commitment of VMW is in excess of the normal, ordinary and usual requirements of its business or was made at any price (on both a per unit and aggregate basis) materially in excess of the current market price at the time made, or contains terms and conditions Materially more onerous to VMW than those usual and customary in the industry.

          3.13 COMPLIANCE WITH LAW. VMW is in compliance in all Material respects with all applicable laws and regulations. Neither VMW nor, to the best of VMW's knowledge, any of its employees has directly or indirectly paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party in the United States or any other country, that was or is in violation of any federal, state, or local statute or law or of any statute or law of any other country having jurisdiction. VMW has not participated directly or indirectly in any boycotts or other similar practices affecting any of its customers. VMW has complied at all times with any and all applicable federal, state and foreign laws, rules, regulations, proclamations and orders relating to the importation or exportation of its products.

          3.14 LABOR DIFFICULTIES.

          (a) VMW is not engaged in any unfair labor practice and is not in violation of any applicable laws respecting employment and employment practices, terms and conditions of employment, and wages and hours.

          (b) There is no unfair labor practice complaint against VMW actually pending or threatened before the National Labor Relations Board.

          (c) There is no strike, labor dispute, slowdown, or stoppage actually pending or threatened against VMW.

          (d) No union representation question exists respecting the employees of VMW and to the best of VMW's knowledge no union organizing activities are taking place.

          (e) No grievance that might have an adverse effect on VMW or the conduct of its business, nor any arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claims therefor exist.

          (f) No collective bargaining agreement that is binding on VMW restricts it from relocating or closing any of its operations.

          (g) VMW has not experienced any Material work stoppage or other Material labor difficulty.

          3.15 TRADE REGULATION AND PRACTICES. VMW has not terminated its relationship with or refused to ship VMW Products to any third party which in the twelve (12) month period prior to the date of this Agreement had been a dealer, distributor, OEM, third party marketing entity or customer of VMW. All of the prices charged by VMW in connection with the marketing or sale of any products or services have been in compliance with all applicable laws and regulations. No claims have been communicated or threatened against VMW with respect to wrongful termination of any dealer, distributor or any other marketing entity, discriminatory pricing, price fixing, unfair competition, false advertising, or any other violation of any laws or regulations relating to anti-competitive practices or unfair trade practices of any kind, and no specific situation, set of facts, or occurrence provides any basis for any such claim.

          3.16 INSIDER TRANSACTIONS. No Affiliate of VMW has any beneficial interest in (i) any equipment, Proprietary Asset or other property used in connection with or pertaining to the business of VMW, or (ii) any creditor, supplier, customer, manufacturer, agent, representative, or distributor of products of VMW; provided, however, that no such Affiliate or other person shall be deemed to have such an interest solely by virtue of the ownership of less than 1% of the outstanding stock or debt securities of any publicly-held company, the stock or debt securities of which are traded on a recognized stock exchange or quoted on the National Association of Securities Dealers Automated Quotation System or the New York Stock Exchange.

          3.17 EMPLOYEES, INDEPENDENT CONTRACTORS AND CONSULTANTS. The VMW Disclosure Schedule lists and describes all currently effective consulting, independent contractor and/or employment agreements and other Material agreements concluded with individual employees, independent contractors or consultants to which VMW is a party. All salaries and wages paid by VMW are in compliance with applicable federal, state and local laws. Part 3.17 of the VMW Disclosure Schedule lists the names of all VMW employees and their annual rate of compensation, including bonuses and other cash payments of any kind. VMW's aggregate accrued vacation and severance pay as of April 30, 1996 is as set forth on the VMW Disclosure Schedule. VMW is not aware of any VMW employees who intend to terminate their employment with IKOS after the Merger.

          3.18 INSURANCE. The VMW Disclosure Schedule contains a list of the principal policies of fire, liability and other forms of insurance held by VMW. VMW has not done anything, either by way of action or inaction, that might invalidate such policies in whole or in part.

          3.19 LITIGATION. There are no suits, actions or proceedings pending or, to the best of VMW's knowledge, threatened against or affecting VMW or which questions or challenges the validity of this Agreement. There is no judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator outstanding against VMW. VMW is not, and has received no notice that it is, in default under or in breach or violation of any contract, commitment or restriction to which VMW is a party or to which it or any of its properties is bound. To the best of VMW's knowledge, no other party is in default under or in breach or violation of, nor is there any valid basis for any claim of default by any other party under or any breach or violation by any other party of, any Material contract, commitment, or restriction to which VMW is bound or by which any of its properties is bound.

          3.20 GOVERNMENTAL AUTHORIZATIONS AND REGULATIONS. All Material licenses, franchises, permits and other governmental authorizations held by VMW are valid and sufficient for the business presently carried on by VMW. The business of VMW is not being conducted in violation of any law, ordinance or regulation of any governmental entity, except for violations which either singly or in the aggregate do not and will not result in liability or penalties in excess of Fifty Thousand Dollars ($50,000).

          3.21 CORPORATE MINUTES, ETC. The corporate minute books, stock certificate books, stock registers and other corporate records of VMW are complete and accurate in all Material respects, and the signatures appearing on all documents contained therein are the true signatures of the persons purporting to have signed the same. All actions reflected in such books and records were duly and validly taken in compliance with the laws of the applicable jurisdiction. True and correct copies of such records have been provided to IKOS or its representatives.

          3.22 SUBSIDIARIES.  VMW has no subsidiaries except as listed in Part
3.22 of the VMW Disclosure Schedule. The term "VMW" when used in these representations shall include its subsidiaries, if any. VMW does not own or control (directly or indirectly) any capital stock, bonds or other securities of, and does not have any proprietary interest in, any other corporation, general or limited partnership, firm, association or business organization, entity or enterprise, and VMW does not control (directly or indirectly) the management or policies of any other corporation, partnership, firm, association or business organization, entity or enterprise.

          3.23 COMPLIANCE WITH ENVIRONMENTAL REQUIREMENTS.

          (a) As of the date hereof, to the knowledge of VMW, no underground storage tanks are present under any property that VMW or any of its subsidiaries has at any time owned, operated, occupied or leased. As of the date hereof, except as set forth in the VMW Disclosure Schedule, no Material amount of any substance that has been designated by any Governmental Body or by applicable federal, state or local law to be radioactive, toxic, hazardous or otherwise a danger to health or the environment, including, without limitation, PCBs, asbestos, petroleum, urea-formaldehyde and all substances listed as hazardous substances pursuant to the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or defined as a hazardous waste pursuant to the United States Resource Conservation and Recovery Act of 1976, as amended, and the regulations promulgated pursuant to said laws (a "Hazardous Material"), are present as a result of the actions of VMW, or any actions of any third party or otherwise, in, on or under any property, including the land and the improvements, ground water and surface water, that VMW has at any time owned, operated, occupied or leased.

          (b) At no time has VMW transported, stored, used, manufactured, disposed of, released or exposed its employees or others to Hazardous Materials in violation of any law in effect on or before the Closing Date, nor has VMW disposed of, transported, sold, or manufactured any product containing a Hazardous Material (collectively, "Hazardous Materials Activities") in violation of any rule, regulation, treaty or statute promulgated by any Governmental Body to prohibit, regulate or control Hazardous Materials or any Hazardous Material Activity.

          (c) VMW currently holds all environmental approvals, permits, licenses, clearances and consents (the "Environmental Permits") necessary for the conduct of its Hazardous Material Activities and other businesses of VMW as such activities and businesses are currently being conducted, the absence of which would be reasonably likely to result in fines to VMW in excess of Ten Thousand Dollars ($10,000).

          (d) No action, proceeding, revocation proceeding, amendment procedure, writ, injunction or claim is pending or, to the knowledge of VMW, threatened concerning any Environmental Permit or any Hazardous Materials Activity of VMW. VMW is not aware of any fact or circumstance which could involve VMW in any environmental litigation or impose upon VMW any environmental liability which would be reasonably likely to exceed Ten Thousand Dollars ($10,000).

          3.24 CORPORATE DOCUMENTS AND CONTRACTS. VMW has furnished to IKOS for its examination: (i) copies of its Certificate of Incorporation, as amended, and Bylaws, as amended; (ii) its Minute Book containing all records required to be set forth of all proceedings, consents, actions, and meetings of the stockholders, the board of directors and any committees thereof; (iii) all permits, orders, and consents issued by any regulatory agency with respect to VMW, or any securities of VMW, and all applications for such permits, orders, and consents; and (iv) the stock transfer books of VMW setting forth all transfers of any capital stock. VMW has delivered to IKOS and/or IKOS's counsel true and correct copies of all agreements or other documents listed or referred to in the VMW Disclosure Schedule.

          3.25 NO BROKERS. Neither VMW nor to the best of VMW's knowledge any VMW stockholder, is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

          3.26 DISCLOSURE. No statements by VMW contained in this Agreement and any other Transaction Document or any written statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and thereby (when read together) contains any untrue statement of a Material fact or omits to state a Material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

     4.   REPRESENTATIONS AND WARRANTIES OF IKOS AND SUB.

Except as otherwise set forth in the "IKOS Disclosure Schedule" delivered as of the date hereof ("IKOS Disclosure Schedule"), IKOS and Sub jointly and severally represent and warrant to VMW as set forth below. No fact or circumstance disclosed to VMW shall constitute an exception to these representations and warranties unless such fact or circumstance is set forth in the IKOS Disclosure Schedule with specific reference to the representation as to which it is an exception.

          4.1 ORGANIZATION AND GOOD STANDING. IKOS and Sub are corporations duly organized, validly existing and in good standing under the laws of the States of California and Delaware, respectively, and have full power and authority to carry on their businesses as now conducted. IKOS and Sub are qualified as foreign corporations in any jurisdiction in which a failure to qualify would have a material adverse effect on the operations or financial condition of IKOS and/or Sub.

          4.2  POWER, AUTHORIZATION AND VALIDITY.

          (a) IKOS and Sub have the right, power, legal capacity and authority to enter into and perform their respective obligations under this Agreement and other Transaction Documents.

          (b) The execution, delivery and performance of this Agreement and the Certificate of Merger have been, or will have been prior to the Closing, duly and validly approved and authorized by the Boards of Directors of IKOS and Sub and the stockholder of Sub. No authorization or approval, governmental or otherwise, is necessary in order to enable IKOS and Sub to enter into and to perform the applicable terms of this Agreement or the Certificate of Merger.

          (c) This Agreement and any agreements which are exhibits to this Agreement are the valid and binding obligations of IKOS and Sub enforceable in accordance with their terms.

          4.3 NO VIOLATION OF EXISTING AGREEMENTS. Neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will conflict with, or result in a material breach or violation of, any provision of IKOS's Certificate of Incorporation or Sub's Certificate of Incorporation, or their respective Bylaws, as currently in effect, any instrument or contract to which IKOS or Sub is a party or by which any such party is bound, or any federal, state or local judgment, writ, decree, order, statute, rule or regulation applicable to any such party. Neither the execution and delivery of this Agreement, nor any Transaction Document, nor the consummation of the transactions contemplated hereby or thereby will directly have a material adverse effect on the operations, assets, financial condition or prospects of IKOS.

          4.4 COMPLIANCE WITH OTHER INSTRUMENTS AND LAWS. IKOS is not in violation of any provisions of its Certificate of Incorporation or Bylaws as currently in effect or in effect at the Closing, or any federal, state or local judgment, writ, decree, or order applicable to IKOS or any instrument or contract to which IKOS is a party or to which its assets are subject. Sub is not in violation of any provision of its Certificate of Incorporation or Bylaws as currently in effect or in effect at the Closing, or any federal, state or local judgment, writ, decree, or order applicable to Sub. The operations of IKOS have not violated any federal, state or local laws, regulations or orders with which failure to comply would have a material adverse effect on the operations, assets, financial conditions or prospects of IKOS.

          4.5 FINANCIAL CONDITION. IKOS's financial condition is adequate for IKOS to perform its obligations under the Agreement.

          4.6 NO BROKERS. Neither IKOS nor Sub is obligated for the payment of fees or expenses of any broker or finder in connection with the origin, negotiation or execution of this Agreement or in connection with any transaction contemplated hereby or thereby.

          4.7 DISCLOSURE. No statements by IKOS or Sub contained in this Agreement and any other Transaction Document or any written statement or certificate furnished or to be furnished pursuant hereto or in connection with the transactions contemplated hereby and thereby (when read together) contains any untrue statement of a Material fact or omits to state a Material fact necessary in order to make the statements contained herein or therein not misleading in light of the circumstances under which they were made.

          4.8 VALID ISSUANCE OF IKOS COMMON STOCK. The IKOS Common Stock, when issued in compliance with the provisions of this Agreement, will be validly issued, fully paid and nonassessable, and will be free of any liens or encumbrances; provided, however, that the IKOS Common Stock may be subject to restrictions on transfer under state and/or federal securities laws or otherwise required by such laws at the time a transfer is proposed.

     5.   PRECLOSING COVENANTS OF VMW.

          5.1 ADVICE OF CHANGES. VMW will promptly advise IKOS in writing (i) of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of VMW contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect and (ii) of any material adverse change in VMW's business, taken as a whole.

          5.2 CONDUCT OF BUSINESS. Until the Closing, VMW will continue to conduct its business and maintain its business relationships in the ordinary and usual course and will not, without the prior written consent of IKOS:

          (a) borrow any money which borrowings exceed in the aggregate $50,000 other than borrowings previously advanced by IKOS to VMW in connection with the transactions contemplated hereby;

          (b) incur any liability other than in the ordinary and usual course of business or in connection with the performance or consummation of this Agreement;

          (c) encumber or permit to be encumbered any of its assets except in the ordinary course of its business;

          (d) dispose of any of its assets, except inventory in the regular and ordinary course of business;

          (e) enter into any lease or contract for the purchase or sale of any property, real or personal except in the ordinary course of business;

          (f) fail to maintain its equipment and other assets in good working condition and repair according to the standards it has maintained up to the date of this Agreement, subject only to ordinary wear and tear;

          (g) pay any bonus, increased salary, or special remuneration to any officer or employee, including any amounts for accrued but unpaid salary or bonuses;

          (h) adopt or change any accounting methods;

          (i) declare, set aside or pay any cash or stock dividend or other distribution in respect of capital, or redeem or otherwise acquire any of its capital stock;

          (j) amend or terminate any Material contract, agreement or license to which it is a party except in the ordinary course of business;

          (k) enter into any Material contract;

          (l) loan any Material amount to any person or entity, or guaranty or act as a surety for any obligation;

          (m) waive or release any Material right or claim, except in the ordinary course of business;

          (n) issue or sell any shares of its capital stock of any class or any other of its securities, or issue or create any warrants, obligations, subscriptions, options, convertible securities, or other commitments to issue shares of capital stock or amend the terms of any agreement regarding the foregoing;

          (o) split or combine the outstanding shares of its capital stock of any class or enter into any recapitalization affecting the number of outstanding shares of its capital stock of any class or affecting any other of its securities;

          (p) merge, consolidate or reorganize with any entity;

          (q) amend its Certificate of Incorporation or Bylaws;

          (r) make or change any election, change any annual accounting period, file any tax return or amended tax return, enter into any closing agreement, settle any tax claim or assessment relating to VMW, surrender any right to claim refund of taxes, consent to any extension or waiver of the limitation period applicable to any tax claim or assessment relating to VMW, or take any other action or omit to take any action, if any such election, adoption, change, amendment, agreement, settlement, surrender, consent or other action or omission would have the effect of increasing the tax liability of VMW or IKOS; or

          (s) agree to do any of the things described in the preceding clauses of this Section 5.2.

          5.3 RISK OF LOSS. Until the Closing and subject to the confidentiality and nonuse provisions hereof, all risk of loss, damage or destruction to VMW's assets shall be borne by VMW, and the merger terms described in Section 2 ("Plan of Reorganization") shall, in case of any such loss, damage or destruction, be reduced as the parties may agree, or this Agreement shall be terminated in accordance with Section 11 ("Termination of Agreement").

          5.4 ACCESS TO INFORMATION. Until the Closing and subject to the confidentiality and nonuse provisions hereof, VMW shall allow IKOS and its agents free access upon reasonable notice and during normal working hours to its files, books, records, and offices, including, without limitation, any and all information relating to taxes, commitments, contracts, leases, licenses, and personal property and financial condition. Until the Closing, VMW shall cause its accountants to cooperate with IKOS and its agents in making available all financial information requested, including without limitation the right to examine all working papers pertaining to all financial statements prepared or audited by such accountants.

          5.5 REGULATORY APPROVALS. Prior to the Closing, VMW shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any Governmental Body, federal, state or local, which may be reasonably required, or which IKOS may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Such persons and entities shall use their best efforts to obtain all such authorizations, approvals and consents.

          5.6 SATISFACTION OF CONDITIONS PRECEDENT. VMW will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 10 ("Conditions to IKOS's Obligations"), and VMW will use its best efforts to cause the transactions contemplated by this Agreement to be consummated, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          5.7 STOCKHOLDER VOTE. Prior to the Closing, whether by special meeting or written consent of its stockholders, VMW will submit this Agreement and related matters to its stockholders for consideration and approval, and the Board of Directors of VMW will recommend such approval to the VMW stockholders.

          5.8 IRREVOCABLE PROXIES. VMW shall use its best efforts, on behalf of IKOS and pursuant to the request of IKOS, to cause holders of more than 51% of the sum of (a) all shares of VMW Common stock issued and outstanding and (b) all shares of VMW Preferred Stock issued and outstanding to execute and deliver to IKOS an Irrevocable Proxy substantially in the form of Exhibit C attached
                                                          ---------
hereto concurrently with the execution of this Agreement.

          5.9  EMPLOYMENT ARRANGEMENTS.

          (a) At Closing, IKOS shall provide employment to all employees of VMW at salaries and in positions similar to those held by such employees at the time of this Agreement with benefits substantially similar to those provided by IKOS generally to IKOS employees employed in similar positions.

          (b) At Closing, the Key Employees shall each enter into a noncompete and nonsolicitation agreement with IKOS with a term of three years from the Closing Date, substantially in the form attached to this Agreement as Exhibit D
                                                                      ---------
("Noncompete and Nonsolicitation Agreement") and such other terms as are mutually agreeable to IKOS and such employees.

          (c) Prior to the Closing, any obligation of VMW to issue stock, warrants or options which have been offered or promised shall have been fulfilled to the mutual satisfaction of IKOS and VMW.

          (d) Any stock, warrants or options issued under sections 5.9 shall be included as "fully diluted" shares in the calculation of the VMW Share Price.

          5.10 NONACCREDITED STOCKHOLDERS. Prior to the Closing, VMW shall not take any action, including the granting of employee stock options, that could cause the number of VMW Stockholders who are not "accredited investors" pursuant to Regulation D promulgated under the Securities Act of 1933, as amended, to increase to more than 35 during the term of this Agreement.

     6.   PRECLOSING AND POSTCLOSING COVENANTS OF IKOS AND SUB.

          6.1 ADVICE OF CHANGES. IKOS and Sub will promptly advise VMW in writing of any event occurring subsequent to the date of this Agreement which would render any representation or warranty of IKOS or Sub contained in this Agreement, if made on or as of the date of such event or the Closing Date, untrue or inaccurate in any material respect.

          6.2 REGULATORY APPROVALS. Prior to the Closing, IKOS and Sub shall execute and file, or join in the execution and filing, of any application or other document which may be necessary in order to obtain the authorization, approval or consent of any governmental body, federal, state or local, which may be reasonably required, or which VMW may reasonably request, in connection with the consummation of the transactions contemplated by this Agreement. Such persons and entities shall use their best efforts to obtain all such authorizations, approvals and consents.

          6.3 SATISFACTION OF CONDITIONS PRECEDENT. IKOS will use its best efforts to satisfy or cause to be satisfied all the conditions precedent which are set forth in Section 9 ("Conditions to VMW's Obligations"), and IKOS will use its best efforts to cause the transactions contemplated by this Agreement to be consummated on or before May 31, 1996, and, without limiting the generality of the foregoing, to obtain all consents and authorizations of third parties and to make all filings with, and give all notices to, third parties which may be necessary or reasonably required on its part in order to effect the transactions contemplated hereby.

          6.4 DIRECTORS' AND OFFICERS' INDEMNIFICATION. IKOS and Sub hereby agree that all rights to indemnification existing in favor, and all limitations on the personal liability, of any director, officer or other employee of VMW provided for in VMW's certification of incorporation or by-laws as in effect as of the date hereof with respect to matters occurring prior to the Effective Date shall survive the Merger and shall continue in full force and effect for a period of not less than six (6) years from the Closing Date; provided, however,
                                                             --------  -------
that all rights to indemnification in respect of any claim asserted or made within such period shall continue until the disposition of such claim. In the event IKOS or Sub or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any person, then, and in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of Buyer or the Surviving Corporation, as the case may be, assume the obligations set forth in this Section 6.4.

     7.   MUTUAL COVENANTS.

          7.1 CONFIDENTIALITY. Each party acknowledges that in the course of the performance of this Agreement, it may obtain the Confidential Information of the other party. The Receiving Party (as defined in Section 1.7 ("Confidential Information")) shall, at all times, both during the term of this Agreement and thereafter, keep in confidence and trust all of the Disclosing Party's (as defined in Section 1.7 ("Confidential Information")) Confidential Information received by it. The Receiving Party shall not use the Confidential Information of the Disclosing Party other than as expressly permitted under the terms of this Agreement or by a separate written agreement. The Receiving Party shall take all reasonable steps to prevent unauthorized disclosure or use of the Disclosing Party's Confidential Information and to prevent it from falling into the public domain or into the possession of unauthorized persons. The Receiving Party shall not disclose Confidential Information of the Disclosing Party to any person or entity other than its officers, employees, consultants and permitted sublicensees who need access to such Confidential Information in order to effect the intent of this Agreement and who have entered into confidentiality agreements with such person's employer which protects the Confidential Information of the Disclosing Party. The Receiving Party shall promptly give notice to the Disclosing Party of any unauthorized use or disclosure of Disclosing Party's Confidential Information. The Receiving Party agrees to assist the Disclosing Party to remedy such unauthorized use or disclosure of its Confidential Information, which remedies shall include injunctive relief without the necessity of posting a bond or proving damages. These obligations shall not apply to the extent that Confidential Information includes information which:

          (a) is already known to the Receiving Party at the time of disclosure, which knowledge the Receiving Party shall have the burden of proving;

          (b) is, or, through no act or failure to act of the Receiving Party, becomes publicly known;

          (c) is received by the Receiving Party from a third party without restriction on disclosure;

          (d) is independently developed by the Receiving Party without reference to the Confidential Information of the Disclosing Party, which independent development the Receiving Party will have the burden of proving;

          (e) is approved for release by written authorization of the Disclosing Party; or

          (f) is required to be disclosed by a government agency to further the objectives of this Agreement or by a proper order of a court of competent jurisdiction; provided, however that the Receiving Party will use its best efforts to minimize such disclosure and will consult with and assist the Disclosing Party in obtaining a protective order prior to such disclosure.

          7.2 EXCLUSIVITY. Until the earlier of the Closing Date and April 30, 1996, VMW agrees that it will not (and that it will use best efforts to assure that its employees, agents and affiliates do not on its behalf) discuss or enter any agreement concerning the sale or acquisition of VMW, its stock (including by means of any public offering thereof, but excluding issuance of stock and options to employees in the ordinary course of business consistent with past practices) or a substantial part of its assets with any party other than IKOS, and that any such discussions presently in progress will be terminated or suspended during that period. VMW represents and warrants that it has the legal right to terminate or suspend any such pending negotiations and agrees to indemnify IKOS, its representatives and agents from and against any claims by any party to such negotiations based upon or arising out of the discussion or any consummation of the Merger.

          7.3 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          7.4 FORM S-8. As soon as practicable after the Effective Time, and not more than 20 business days thereafter, IKOS shall file a registration statement on Form S-8 (or any successor or other appropriate forms), or another appropriate form with respect to the shares of VMW Common Stock subject to Options assumed by IKOS and shall use its best efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such options remain outstanding.

          7.5 NASDAQ LISTING. Upon official notice of issuance, IKOS agrees to authorize for listing on the Nasdaq National Market the IKOS shares issuable in connection with the Merger or upon exercise of IKOS options granted in connection with the Merger.

     8.   THE CLOSING.

          8.1  MERGER.

          (a) On the date of the Closing, but not prior to the Closing, the Certificate of Merger shall be filed with the office of the Secretary of State of the State of Delaware and the merger of Sub with and into VMW shall be consummated.

          (b) At the Closing, IKOS shall deliver to the VMW Stockholders such consideration as set forth on Exhibit B (the "Merger Consideration Schedule");
                              ---------
provided, however, that such amount made available by IKOS to all VMW Stockholders, option holders or warrant holders shall not exceed the Aggregate Consideration.

          8.2  ADDITIONAL DOCUMENTS.

          (a) At any time and from time to time at or after the Closing, the parties shall at the request of the other party execute and deliver or cause to be executed and delivered all such assignments, consents and other documents and take or cause to be taken all such other actions as either party may reasonably deem necessary or desirable, in order to more fully and effectively carry out the intents and purposes of this Agreement.

          (b) VMW shall execute and deliver to IKOS a statement meeting the requirements of Treasury Regulation Section 1.897-2(h)(2) stating that interests in VMW are not United States real property interests.

     9.   CONDITIONS TO VMW'S OBLIGATIONS.

          VMW's obligations hereunder are subject to the fulfillment or satisfaction on and as of the Closing, of each of the following conditions (any one or more of which may be waived by VMW, but only in a writing signed by VMW):

          9.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of IKOS and Sub set forth in Section 4 ("Representations and Warranties of IKOS and Sub") shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing, and VMW shall receive a certificate to such effect from an executive officer of IKOS and Sub, respectively.

          9.2 COVENANTS. IKOS and Sub shall have performed and complied with all of their covenants contained in Sections 6 ("Preclosing and Postclosing Covenants of IKOS and Sub") and 7 ("Mutual Covenants") on or before the Closing, and IKOS and Sub shall each deliver to VMW a certificate executed by an executive officer of each, respectively, at Closing stating that such condition has been satisfied.

          9.3 NO LITIGATION. No litigation or proceeding shall be threatened or pending against IKOS and Sub with the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, and VMW shall receive a certificate to such effect signed by an executive officer and Sub, respectively.

          9.4 AUTHORIZATIONS. VMW shall have received from IKOS and Sub written evidence that the execution, delivery and performance of IKOS and Sub's obligations under this Agreement and the Certificate of Merger have been duly and validly approved and authorized by the Board of Directors of IKOS and Sub, respectively, and the stockholder of Sub.

          9.5 NO ADVERSE DEVELOPMENT. There shall be no order, decree, or ruling by any court or Governmental Body or threat thereof or any other fact or circumstance, which might prohibit or render illegal or have a material, adverse effect on the business, prospects, liabilities, income, property, assets or operations of IKOS and Sub subsequent to the Closing. IKOS and Sub shall not have sustained a loss, whether or not insured, by reason of physical damage caused by fire, flood or earthquake, accident or other calamity which materially affects the value of its assets or its ability to carry on its business as proposed to be conducted, and which, in the judgment of VMW, renders it inadvisable to proceed with the Closing. There shall have been no other event which, in the reasonable judgment of VMW, has a material and adverse effect on IKOS's assets, business, liabilities, income, property, prospects or operations subsequent to the Closing (other than cancellation of, or threatened cancellations of, OEM agreements resulting from, and after, the disclosure of this Agreement to such OEMs).

          9.6 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the date of Closing such permits or authorizations, and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable state and federal securities laws.

          9.7 FEDERAL AND STATE SECURITIES LAWS. IKOS shall have complied with all applicable federal and state securities laws.

          9.8 IKOS CERTIFICATE. IKOS shall deliver a certificate at closing certifying that it has no knowledge of any information limiting or otherwise affecting the representations, warranties, covenants and obligations of VMW other than that included in the VMW Disclosure Schedule.

          9.9 OPINION OF IKOS'S COUNSEL. VMW shall have received from Gray Cary Ware & Freidenrich, the counsel to IKOS, an opinion satisfactory to VMW in form and substance.

          9.10 REGISTRATION RIGHTS AGREEMENT. IKOS and VMW shall have entered into a Registration Rights Agreement in the form attached hereto as Exhibit E.
                                                                    ---------

     10.  CONDITIONS TO IKOS AND SUB'S OBLIGATIONS.

          The obligations of IKOS and Sub hereunder are subject to the fulfillment or satisfaction on, and as of the Closing, of each of the following conditions (any one or more of which may be waived by IKOS, but only in a writing signed by IKOS). At the Closing IKOS shall have received a certificate executed by the President and Chief Financial Officer of VMW stating that the conditions in Sections 10.1 ("Accuracy of Representations and Warranties"), 10.2 ("Covenants"), 10.3 ("No Litigation") and 10.4 ("Authorizations") have been satisfied.

          10.1 ACCURACY OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of VMW contained in Section 3 ("Representations and Warranties of VMW") shall be true on and as of the Closing with the same force and effect as if they had been made at the Closing.

          10.2 COVENANTS. VMW shall have performed and complied with all of its covenants contained in Sections 5 ("Preclosing Covenants of VMW") and 7
(Mutual Covenants) on or before the Closing.

          10.3 NO LITIGATION. On and as of the Closing, no litigation or proceeding shall be threatened or pending against VMW for the purpose or with the probable effect of enjoining or preventing the consummation of any of the transactions contemplated by this Agreement, or which would have a material adverse effect on the business, liabilities, income, property, operations or prospects of VMW subsequent to the Closing.

          10.4 AUTHORIZATIONS. IKOS shall have received from VMW written evidence that (i) the execution, delivery and performance of this Agreement and the Certificate of Merger have been duly and validly approved and authorized by its Board of Directors and by the stockholders of VMW, and (ii) stockholders of VMW holding no more than ten percent (10%) of the outstanding shares of VMW Common Stock have, or might be able to perfect, dissenters' rights in connection with the Merger.

          10.5 NO ADVERSE DEVELOPMENT. There shall be no order, decree, or ruling by any court or Governmental Body or threat thereof or any other fact or circumstance, which might prohibit or render illegal or have a material, adverse effect on the business, prospects, liabilities, income, property, assets or operations of VMW subsequent to the Closing. VMW shall not have sustained a loss, whether or not insured, by reason of physical damage caused by fire, flood or earthquake, accident or other calamity which materially affects the value of its assets or its ability to carry on its business as proposed to be conducted, and which, in the judgment of IKOS, renders it inadvisable to proceed with the Closing. There shall have been no other event which, in the reasonable judgment of IKOS, has a material and adverse effect on VMW's assets business, liabilities, income, property, assets, prospects or operations subsequent to the Closing (other than cancellation of, or threatened cancellations of, OEM agreements resulting from, and after, the disclosure of this Agreement to such
OEMs).

          10.6 REQUIRED CONSENTS. IKOS shall have received all written consents, assignments, waivers, authorizations or other certificates reasonably deemed necessary by IKOS's legal counsel to provide for the continuation in full force and effect of any and all contracts and leases of VMW.

          10.7 OPINION OF VMW'S COUNSEL. IKOS shall have received from Sullivan & Worcester LLP, counsel to VMW, an opinion satisfactory to IKOS in form and substance.

          10.8 FAIRNESS OPINION OF NEEDHAM & COMPANY, INC. IKOS shall have received from Needham & Company, Inc., investment bankers to IKOS, an opinion satisfactory to IKOS in form and substance.

          10.9 NON-COMPETE AND NON-SOLICITATION AGREEMENTS. The non-compete and non-solicitation agreements specified in Section 5.9(b) ("Employment Arrangements") shall have been executed by IKOS, the Key Employees and certain other designated employees.

          10.10 STOCKHOLDER APPROVAL. This Agreement and the Merger shall have been approved and adopted by the holders of at least ninety percent (90%) of the outstanding shares of VMW Common Stock and VMW Preferred Stock (on an as-converted basis).

          10.11 EMPLOYMENT WITH IKOS. IKOS shall be reasonably satisfied that substantially all current employees of VMW have accepted or will accept employment with the Surviving Corporation.

          10.12 GOVERNMENT CONSENTS. There shall have been obtained at or prior to the date of Closing such permits or authorizations and there shall have been taken such other action, as may be required by any regulatory authority having jurisdiction over the parties and the subject matter and the actions herein proposed to be taken, including, but not limited to, compliance with applicable state and federal securities laws.

          10.13 WAIVER OF OPTION ACCELERATION. Each holder of a VMW Option (other than Allen H. Michels and certain holders of non-qualified options to purchase VMW Stock, namely Stephen A. Ward, Nanette Collins, Henry Crouse, Gordon Bell, Glen Miranker, Anant Agrawal, Fred Weber, John Hennessey, Suhas Patel and Thomas Minot whose VMW Options shall fully vest upon consummation of the Merger in accordance with their respective terms) shall have waived in writing the full acceleration of the holder's VMW Option which otherwise would have occurred as a result of the Merger. In addition, it is agreed that with respect to an aggregate of 74,155 unvested shares held by certain VMW Stockholders and subject of a certain Agreement Among Certain Shareholders Relating to the Acquisition of Virtual Machine Works, Inc., the full acceleration as a result of the Merger shall not be waived.

          10.14 INVESTMENT REPRESENTATIONS. IKOS shall have received a signed Investor Representation Letter (each an "Investor Representation Letter") in substantially the form attached hereto as Exhibit F from each person who is to
                                          ---------
receive IKOS Common Stock in connection with the Merger.

          10.15 FORGIVENESS OR REPAYMENT OF CERTAIN LOANS. VMW shall have secured forgiveness, evidenced in writing, or repaid any funds advanced by certain VMW Preferred Stockholders in bridge financings pursuant to notes dated as of December 20, 1995 and February 9, 1996 in the aggregate amount of $497,884 and which notes accrue interest at the rate of nine percent (9%) per annum.

          10.16 EXERCISE OF WARRANTS. The Warrants shall have been exercised or canceled prior to the Effective Time of the Merger.

     11.  TERMINATION OF AGREEMENT.

          11.1 MUTUAL AGREEMENT. This Agreement may be terminated at any time prior to the Closing by the mutual written consent of each of the parties hereto.

          11.2 FAILURE TO FULFILL CONDITIONS. VMW may terminate this Agreement if the Merger shall not have been consummated by May 31, 1996, and either IKOS or VMW may terminate this Agreement if the Merger has not been consummated by May 31, 1996 (provided that the right to terminate this Agreement under this Section 11.2 shall not be available to any party whose failure to fulfill any obligation under this Agreement has been the cause of or resulted in the failure of the Merger to occur on or before such date).

     Any termination of this Agreement under this Section 11.2 shall be effective by the delivery of notice of the terminating party to the other parties hereto.

          11.3 NO LIABILITY.  Any termination of this Agreement pursuant to this
Section 11 ("Termination of Agreement") shall be without further obligation or liability upon any party in favor of any other party hereto.

          11.4 EFFECT OF TERMINATION. The termination of the Agreement pursuant to this Section 11 ("Termination of Agreement") shall terminate all Sections hereof other than Section 7.1 ("Confidentiality").

     12.  INDEMNIFICATION AND ESCROW.

          12.1 SURVIVAL OF REPRESENTATIONS.

          (a) The representations and warranties made by VMW (including the representations and warranties set forth in Section 3 ("Representations and Warranties of VMW") hereof and the representations and warranties set forth in any certificate delivered by VMW in connection with this Agreement) shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period and shall survive thereafter only with respect to any claims made prior to the end of the Indemnification Period. The representations and warranties made by IKOS and Sub shall survive the Closing and shall remain in full force and effect and shall survive until the end of the Indemnification Period.

          (b) The representations, warranties, covenants and obligations of VMW, and the rights and remedies that may be exercised by the Indemnitees (as defined herein), shall not be limited or otherwise affected by or as a result of any information furnished to, or any investigation made by or knowledge of, any of the Indemnitees or any of their Representatives. IKOS shall deliver a certificate at closing certifying that it has no knowledge of any information limiting or otherwise affecting the representations, warranties, covenants and obligations of VMW other than that included in the VMW Disclosure Schedule.

          (c) For purposes of this Agreement, each statement or other item of information set forth in the VMW Disclosure Schedule or in any update to the VMW Disclosure Schedule accepted in writing by IKOS shall be deemed to be a representation and warranty made by VMW in this Agreement.

          12.2 INDEMNIFICATION BY VMW STOCKHOLDERS.

          (a) From and after the Closing Date (but subject to the limitations in Sections 12.1 and 12.3 ("Threshold; Ceiling; Exclusivity"), the stockholders of VMW (the "VMW Stockholders") shall hold harmless and indemnify IKOS and Sub (each an "Indemnitee") from and against, and shall compensate and reimburse each of the Indemnitees for, any Damages which are directly or indirectly suffered or incurred by any of the Indemnitees or to which any of the Indemnitees may otherwise become subject (regardless of whether or not such Damages relate to any third-party claim) and which arise from or as a result of, or are directly or indirectly connected with: (i) any inaccuracy in or breach of any representation or warranty set forth in Section 3 ("Representations and Warranties of VMW") hereunder or in any certificate delivered by VMW in connection with this Agreement; (ii) any breach of any covenant or obligation of VMW hereunder; or (iii) any Legal Proceeding relating to any inaccuracy, breach or expense of the type referred to in clause "(i)" or "(ii)" above (including any Legal Proceeding commenced by any

Indemnitee for the purpose of enforcing any of its rights under this Section 12 if such Indemnitee is the prevailing party in any such Legal Proceeding).

          (b) If the Surviving Corporation suffers, incurs or otherwise becomes subject to any Damages as a result of or in connection with any inaccuracy in or breach of any representation, warranty, covenant or obligation, then (without limiting any of the rights of the Surviving Corporation as an Indemnitee) IKOS shall also be deemed, by virtue of its ownership of the stock of the Surviving Corporation, to have incurred Damages as a result of and in connection with such inaccuracy or breach.

          12.3 THRESHOLD; CEILING; EXCLUSIVITY.

          (a) The VMW Stockholders shall not be required to make any indemnification payment pursuant to Section 12.2 ("Indemnification by VMW Stockholders") until such time as the total amount of all Damages (including the Damages arising from such inaccuracy or breach and all other Damages arising from any other inaccuracies in or breaches of any representations or warranties) that have been directly or indirectly suffered or incurred by any one or more of the Indemnitees, or to which any one or more of the Indemnitees has or have otherwise become subject, exceeds One Hundred Thousand Dollars ($100,000) in the aggregate.

          (b) IKOS' and Sub's sole recourse with respect to a breach by VMW of its representations or warranties made in this Agreement or in the VMW Disclosure Schedule shall be under the Indemnity Escrow and the indemnity provisions of this Section 12.

          12.4 LIMITATIONS RELATING TO VMW PROPRIETARY ASSETS CLAIMS.

          (a) Notwithstanding anything to the contrary herein, if a third party institutes an action, claim or proceeding against an Indemnitee alleging that any of the VMW Proprietary Assets acquired by IKOS from VMW infringes or constitutes a misappropriation of rights of such third party, the following provisions shall apply: (i) The VMW Stockholders shall have no liability (including without limitation liability for litigation expenses or amounts paid in settlement) with respect to such alleged infringement or misappropriation if it is determined (either pursuant to a judicial proceeding or jointly determined by IKOS and the VMW Stockholder Representatives) that such VMW Proprietary Assets do not infringe or constitute a misappropriation of rights of such third party; (ii) if it is determined (either pursuant to a judicial proceeding or jointly determined by IKOS and the VMW Stockholder Representatives) that such VMW Proprietary Assets infringe or constitute a misappropriation of rights of such third party, the VMW Stockholder Representatives shall be entitled to either revise the product in question so as to make it not infringing, or remove the product in question from the market (provided that IKOS shall have the right to overrule any such decision that may be made by the VMW Stockholder Representatives, subject to the condition that the VMW Stockholders shall have no liability with respect to an infringing product shipped by IKOS following IKOS's overruling of a decision to revise or stop shipping such product), and
(iii) the VMW Stockholders shall have no liability with respect to such alleged infringement or misappropriation if it is determined (either pursuant to a judicial proceeding or jointly determined by IKOS and the VMW Stockholder Representatives) that another product being sold by IKOS at such time infringes or constitutes a misappropriation of the same rights of such third party.

          (b) With respect to any determinations that are to be made jointly by IKOS and the VMW Stockholder Representatives pursuant to this Section 12, if IKOS and the VMW Stockholder Representatives cannot reach an agreement on such issue with in twenty (20) days of the commencement of discussions between them with respect to such issue, either side may submit the matter to binding arbitration in accordance with the provisions of Section 13.19 ("Arbitration").

          12.5 SATISFACTION OF INDEMNIFICATION CLAIM. In the event the VMW Stockholders shall have any liability (for indemnification or otherwise) to any Indemnitee under this Section 12, satisfaction of such liability shall occur solely from the Indemnity Escrow and the VMW Stockholders shall be severally liable therefor, subject to the applicable limitation provided in Section 12.3(b), but in no case shall such liability of any VMW Stockholder exceed his or her pro rata portion of the Indemnity Escrow.

          12.6 NO CONTRIBUTION. The VMW Stockholders acknowledge and agree that they shall not have and shall not exercise or assert (or attempt to exercise or assert), any right of contribution, right of indemnity or other right or remedy against the Surviving Corporation which they have in their capacity as stockholders in connection with any indemnification obligation or any other liability to which it may become subject under or in connection with this Agreement or any certificate delivered by VMW in connection with this Agreement.

          12.7 INDEMNIFICATION. Nothing herein shall limit the right of a VMW Stockholder who is an officer or director of VMW prior to the Closing to receive indemnification from the Surviving Corporation pursuant to indemnification and exculpation provisions of the Certificate of Incorporation or bylaws of VMW with respect to acts or omissions of such VMW Stockholder prior to the Closing.

          12.8 INTEREST. Subject to the limitations of sections 12.3, 12.4 and 12.5, if the VMW Stockholders are required to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 12 with respect to any Damages, then the VMW Stockholders shall also be liable to such Indemnitee for interest on the amount of such Damages (for the period commencing as of the date on which the VMW Stockholder Representative first received notice of a claim for recovery by such Indemnitee and ending on the date on which the liability to Indemnitee is fully satisfied by such VMW Stockholder) at a floating rate equal to the rate of interest publicly announced by Bank of America, N.T.& S.A. from time to time as its prime, base or reference rate.

          12.9 DEFENSE OF THIRD PARTY CLAIMS. In the event of the assertion or commencement by any Person of any claim or Legal Proceeding (whether against the Surviving Corporation, against IKOS or against any other Person) with respect to which

VMW may become obligated to hold harmless, indemnify, compensate or reimburse any Indemnitee pursuant to this Section 12, the procedure set forth below shall be followed.

          (a) NOTICE. IKOS shall give prompt written notice of the commencement of any such Legal Proceeding against IKOS or the Surviving Corporation for which indemnity may be sought under Section 12 ("Indemnification and Escrow"); provided, however, that any failure on the part of IKOS to so notify VMW shall not limit any of the obligations of VMW under this Section 12 unless the ability to defend such claim is materially prejudiced by such failure or delay. The Indemnification Period shall be tolled solely with respect to a particular claim for the period beginning on the date the Indemnifying Party receives written notice of that claim until the final resolution of such claim so long as such claim is made within the Indemnification Period.

          (b) DEFENSE OF CLAIM. The Indemnitee shall have the right to be represented by counsel of its choice and to defend or otherwise control the handling of any claim, or Legal Proceeding for which indemnity is sought. Notwithstanding the foregoing, VMW may elect (by written notice by the VMW Stockholder Representatives to IKOS within fifteen (15) days after receipt of written notice under Section 12.9 ("Defense of Third Party Claims")) to assume the defense of or otherwise control the handling of any such claim including tax audit for any year prior to Closing or Legal Proceeding (other than for matters relating to the intellectual property rights of IKOS (including VMW), or claims by customers of IKOS) for which indemnity is sought, subject to the limitations provided herein.

If the VMW Stockholders so elect to assume the defense of any such claim or Legal Proceeding:

          (i) the VMW Stockholders shall proceed to defend such claim or Legal Proceeding in a diligent manner with counsel satisfactory to the Indemnitee, and all expenses relating to the defense of such claim or Legal Proceeding shall be borne and paid exclusively by the VMW Stockholders from the Indemnity Escrow or from insurance coverage;

          (ii) the Indemnitee shall make available to the VMW Stockholders any non-privileged documents and materials in the possession of the Indemnitee that may be necessary to the defense of such claim or Legal Proceeding;

          (iii) the VMW Stockholders shall keep the Indemnitee informed of all material developments and events relating to such claim or Legal Proceeding;

          (iv) the Indemnitee shall have the right to participate in the defense of such claim or Legal Proceeding at its sole cost and expense; and

          (v) the VMW Stockholders shall not settle, adjust or compromise such claim or Legal Proceeding without the prior written consent of the Indemnitee, which consent shall not be unreasonably delayed, conditioned or withheld.

If the VMW Stockholders do not (or cannot) elect to assume the defense of any such claim or Legal Proceeding, the Indemnitee may proceed with the defense of such claim or Legal Proceeding on its own. If the Indemnitee so proceeds with the defense of any such claim or Legal Proceeding on its own:

          (vi) all expenses relating to the defense of such claim or Legal Proceeding (whether or not incurred by the Indemnitee) shall be borne and paid exclusively by the VMW Stockholders from the Indemnity Escrow should a third party prevail on any such claim or Legal Proceeding;

          (vii) the VMW Stockholders shall make available to the Indemnitee any non-privileged documents and materials in the possession or control of the VMW Stockholders that may be necessary to the defense of such claim or Legal Proceeding except for documents or materials which are sealed by a court order or are subject to a nondisclosure agreement prohibiting disclosure by the VMW Stockholders;

          (viii) the Indemnitee shall keep the VMW Stockholders informed of all material developments and events relating to such claim or Legal Proceeding; and

          (ix) each VMW Stockholder shall have the right to participate in the defense of such claim or legal proceeding at its sole cost and expense; and

          (x) the Indemnitee shall have the right to settle, adjust or compromise such claim or Legal Proceeding with the written consent of the VMW Stockholders; provided, however, that the VMW Stockholders shall not unreasonably withhold such consent.

          12.10 EXERCISE OF REMEDIES BY INDEMNITEES OTHER THAN IKOS. No Indemnitee (other than IKOS or any successor thereto or assignee thereof) shall be permitted to assert any indemnification claim or exercise any other remedy under this Agreement unless IKOS (or any successor thereto or assign thereof) shall have consented to the assertion of such indemnification claim or the exercise of such other remedy.

          12.11 INDEMNITY ESCROW. As soon as practicable after the Effective Time, IKOS shall deposit into an escrow account (the "Indemnity Escrow") with Comerica Bank as escrow agent (the "Indemnity Escrow Agent"), funds equal in amount to ten percent (10%) of the Aggregate Consideration (the "Indemnity Escrow Holdback"). The Indemnity Escrow Holdback shall be withheld on a pro rata basis from the holders of VMW Shares who otherwise would have been entitled to receive such amounts at the Effective Time and shall be governed by the terms set forth herein and in an escrow agreement (the "Indemnity Escrow Agreement") in substantially the form attached hereto as Exhibit G. The Indemnity Escrow
                                             ---------
(but only up to a maximum of the total aggregate value of the Indemnity Escrow Holdback) shall be available to compensate the IKOS Indemnitees for any loss, to the extent of the amount of Damages that such Indemnity has incurred by reason of the breach of VMW of any representation, warranty, covenant or agreement of VMW contained herein, or by reason of any misrepresentation by VMW made in or pursuant to Section 3 ("Representations and Warranties of VMW") of this Agreement or in any certificate delivered by VMW pursuant to this Agreement.

          12.12  VMW STOCKHOLDER REPRESENTATIVES.

          (a) By virtue of their approval of this Agreement, the stockholders of VMW will be deemed to have irrevocably constituted and appointed, effective as of the Effective Time, Allen Michels and Anant Agarwal (together with their permitted successors, the "VMW Stockholder Representatives"), as their true and lawful agent and attorney-in-fact to enter into any agreement in connection with the transactions contemplated by this Agreement or the Indemnity Escrow Agreement, to exercise all or any of the powers, authority and discretion conferred on him under any such agreement, to waive any terms and conditions of any such agreement (other than the payment of the Indemnity Escrow Holdback), to give and receive notices and communications, to authorize delivery to IKOS of the Indemnity Escrow Holdback or other property from the Indemnity Escrow in satisfaction of claims by IKOS, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the VMW Stockholder Representatives for the accomplishment of the foregoing. Such agency may be changed by the holders of a majority in interest of the Indemnity Escrow from time to time upon not less than ten (10) days' prior written notice to IKOS. No bond shall be required of the VMW Stockholder Representatives, and the VMW Stockholder Representatives shall receive no compensation for their services. Notices or communications to or from the VMW Stockholder Representatives shall constitute notice to or from each of the VMW Stockholders. This power of attorney is coupled with an interest and is irrevocable.

          (b) The VMW Stockholder Representatives shall not be liable for any act done or omitted hereunder as VMW Stockholder Representatives while acting in good faith and not in a manner constituting gross negligence, and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The VMW Stockholders shall severally indemnify each of the VMW Stockholder Representatives and hold each harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of such VMW Stockholder Representative and arising out of or in connection with the acceptance or administration of his duties hereunder.

     13.  MISCELLANEOUS.

          13.1 GOVERNING LAWS. It is the intention of the parties hereto that the internal laws of the State of California (irrespective of its choice of law principles) shall govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties hereto. The parties hereby agree that any suit to enforce any provision of this Agreement or arising out of or based upon this Agreement or the business relationship between any of the parties hereto brought by VMW shall be brought in the United States District Court for the Northern District of California or the Superior or Municipal Court in and for the County of Santa Clara,

California and that any suit to enforce any provision of this Agreement or arising out of or based upon this Agreement or the business relationship between any of the parties hereto brought by IKOS shall be brought in the United States District Court for the District of Massachusetts or the Superior Court for the Commonwealth of Massachusetts in and for the County of Middlesex. Each party hereby agrees that such courts, as applicable, shall have in personam jurisdiction with respect to such party, and such party hereby submits to the personal jurisdiction of such courts.

          13.2 BINDING UPON SUCCESSORS AND ASSIGNS. Subject to, and unless otherwise provided in, this Agreement, each and all of the covenants, terms, provisions, and agreements contained herein shall be binding upon, and inure to the benefit of, the permitted successors, executors, heirs, representatives, administrators and assigns of the parties hereto.

          13.3 SEVERABILITY. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be invalid or unenforceable, the remainder of this Agreement and application of such provision to other persons or circumstances shall be interpreted so as best to reasonably effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision which will achieve, to the extent possible, the economic, business and other purposes of the void or unenforceable provision.

          13.4 ENTIRE AGREEMENT. This Agreement, the exhibits hereto, the documents referenced herein, and the exhibits thereto, constitute the entire understanding and agreement of the parties hereto with respect to the subject matter hereof and thereof and supersede all prior and contemporaneous agreements or understandings, inducements or conditions, express or implied, written or oral, between the parties with respect hereto and thereto. The express terms hereof control and supersede any course of performance or usage of the trade inconsistent with any of the terms hereof.

          13.5 COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be an original as against any party whose signature appears thereon and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as signatories.

          13.6 EXPENSES. Except as provided to the contrary herein, each party shall pay all of its own costs and expenses incurred with respect to the negotiation, execution and delivery of this Agreement and the exhibits hereto. In the event the Merger is consummated, all legal, accounting, investment banking, broker's and finder's fees incurred by VMW and/or its stockholders in connection with the Acquisition up to $150,000 shall be payable by VMW at or prior to the Closing, subject to review and reasonable approval by IKOS, or by IKOS at or following Closing upon presentation of an adequate and appropriate bill. Any expenses in excess of such amount shall be deemed to be expenses of the stockholders, shall be borne by the stockholders of VMW and shall not become obligations of VMW. The VMW Stockholders shall make arrangements satisfactory to IKOS at or prior to the Closing for the satisfaction of such amounts.

          13.7 OTHER REMEDIES. Except as otherwise provided herein, any and all remedies herein expressly conferred upon a party shall be deemed cumulative with and not exclusive of any other remedy conferred hereby or by law on such party, and the exercise of any one remedy shall not preclude the exercise of any other. Notwithstanding the foregoing, if the Closing occurs, the sole and exclusive remedy of IKOS and Sub shall be as set forth in Section 12 ("Indemnification and Escrow") and the Indemnity Escrow Agreement.

          13.8 AMENDMENT AND WAIVERS. Any term or provision of this Agreement may be amended, and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only by a writing signed by the party to be bound thereby. The waiver by a party of any breach hereof for default in payment of any amount due hereunder or default in the performance hereof shall not be deemed to constitute a waiver of any other default or any succeeding breach or default.

          13.9 SURVIVAL OF AGREEMENTS. Subject to Section 12.1(a), all covenants, agreements, representations and warranties made herein shall survive the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby notwithstanding any investigation of the parties hereto.

          13.10 NO WAIVER. The failure of any party to enforce any of the provisions hereof shall not be construed to be a waiver of the right of such party thereafter to enforce such provisions.

          13.11 ATTORNEYS' FEES. Should suit be brought to enforce or interpret any part of this Agreement, the prevailing party shall be entitled to recover, as an element of the costs of suit and not as damages, reasonable attorneys' fees to be fixed by the court (including without limitation, costs, expenses and fees on any appeal). The prevailing party shall be the party entitled to recover its costs of suit, regardless of whether such suit proceeds to final judgment. A party not entitled to recover its costs shall not be entitled to recover attorneys' fees. No sum for attorneys' fees shall be counted in calculating the amount of a judgment for purposes of determining if a party is entitled to recover costs or attorneys' fees. Notwithstanding the foregoing, attorney's fees payable by VMW Stockholders shall be included within Damages payable from and within the overall limits of the Indemnity Escrow.

          13.12 NOTICES. Any notice provided for or permitted under this Agreement will be treated as having been received (a) when delivered personally,
(b) when sent by confirmed telex or telecopy, (c) one (1) day following when sent by commercial overnight courier with written verification of receipt, or
(d) three (3) days following when mailed postage prepaid by certified or registered mail, return receipt requested, to the party to be notified, at the address set forth below, or at such other place of which the other party has been notified in accordance with the provisions of this Section 13.12 ("Notices").

     VMW:              VMW Machine Works, Inc.
                       One Kendall Square
                       Building 600
                       Cambridge, MA  02139
                       Attention:  President

     VMW Stockholder
     Representatives:  VMW Stockholder Representatives
                       One Kendall Square
                       Building 600
                       Cambridge, MA  02139

     With copy to:     Sullivan & Worcester LLP
                       One Post Office Square
                       Boston, MA 02109
                       Facsimile: (617) 338-2880
                       Attention:  Joseph G. Hadzima, Jr.

     IKOS:             IKOS Systems, Inc.
                       19050 Pruneridge Avenue
                       Cupertino, CA 95014
                       Attention:  Ramon A. Nunez

     With copy to:     Gray Cary Ware & Freidenrich
                       400 Hamilton Avenue
                       Palo Alto, CA 94301
                       Facsimile: (415) 327-3699
                       Attention:  James M. Koshland

          13.13  TIME.  Time is of the essence of this Agreement.

          13.14 CONSTRUCTION OF AGREEMENT. This Agreement has been negotiated by the respective parties hereto and their attorneys and the language hereof shall not be construed for or against any party. The titles and headings herein are for reference purposes only and shall not in any manner limit the construction of this Agreement which shall be considered as a whole.

          13.15 NO JOINT VENTURE. Nothing contained in this Agreement shall be deemed or construed as creating a joint venture or partnership between any of the parties hereto. No party is by virtue of this Agreement authorized as an agent, employee or legal representative of any other party. No party shall have the power to control the activities and operations of any other and their status is, and at all times, will continue to be, that of independent contractors with respect to each other. No party shall have any power or authority to bind or commit any other. No party shall hold itself out as having any authority or relationship in contravention of this Section 13.15 ("No Joint Venture").

          13.16 PRONOUNS. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the person, persons, entity or entities may require.

          13.17 FURTHER ASSURANCES. Each party agrees to cooperate fully with the other parties and to execute such further instruments, documents and agreements and to give such further written assurances, as may be reasonably requested by any other party to better evidence and reflect the transactions described herein and contemplated hereby and to carry into effect the intents and purposes of this Agreement.

          13.18 ABSENCE OF THIRD PARTY BENEFICIARY RIGHTS. No provisions of this Agreement are intended, nor shall be interpreted, to provide or create any third party beneficiary rights or any other rights of any kind in any client, customer, affiliate, stockholder, partner of any party hereto or any other person or entity unless specifically provided otherwise herein, and, except as so provided, all provisions hereof shall be personal solely between the parties to this Agreement.

          13.19 ARBITRATION. Each party agrees that any dispute arising out of or relating to this Agreement shall be settled by (i) agreement of the Stockholder Representatives and IKOS or (ii) arbitration in Palo Alto, California and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA Rules") then in effect. However, in all events, these arbitration provisions shall govern over any conflicting rules which may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof. The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute.

          (a) Compensation of Arbitrator.  Any such arbitration shall be
              --------------------------
conducted before a single arbitrator who shall be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator in the event the parties are not able to agree upon his or her rate of compensation.

          (b) Selection of Arbitrator.  The AAA Rules for the selection of the
              -----------------------
arbitrator shall be followed by IKOS and the Stockholder Representatives.

          (c) Payment of Costs.  IKOS and the stockholders of VMW as a group
              ----------------
shall each pay fifty percent (50%) of the initial compensation to be paid to the arbitrator in any such arbitration and fifty percent (50%) of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration shall be entitled to an award of attorneys' fees and costs, and all costs of arbitration, other than those provided for above, will be paid by the losing party and provided, further, that the obligations of the VMW Stockholders to pay such fees shall be limited to and payable solely from the Indemnity Escrow Holdback.

          (d) Discovery.  The parties shall be entitled to conduct discovery
              ---------
proceedings in accordance with the provisions of the Federal Rules of Civil Procedure, subject to any limitation imposed by the arbitrator.

          (e) Burden of Proof.  For any claim submitted to arbitration, the
              ---------------
burden of proof shall be as it would be if the claim were litigated in a judicial proceeding.

          (f) Judgment.  Upon the conclusion of any arbitration proceedings
              --------
hereunder, the arbitrator shall render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached by him and shall deliver such documents to each party to this Agreement along with a signed copy of the award.

          (g) Terms of Arbitration.  The arbitrator chosen in accordance with
              --------------------
these provisions shall not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.

     In no event shall the arbitrator have the power to or order payment of amounts by VMW Stockholders other than from and limited to the Indemnity Escrow as provided herein.

               [REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first set forth above.

IKOS SYSTEMS, INC.                    VMW MACHINE WORKS, INC.


By: /s/ Ramon A. Nunez                By: /s/ Allen H. Michels
   -----------------------------         -----------------------------

Title:  Chief Executive Officer       Title: Chief Executive Officer
        -------------------------             -------------------------


VMW ACQUISITION                       VMW STOCKHOLDER
CORPORATION                           REPRESENTATIVES
                                      (as to acceptance of that responsibility in accordance with Section 12)


By:  /s/ Ramon A. Nunez               By:  /s/ Anant Agarwal
    -----------------------------         -----------------------------

Title: Chief Executive Officer                 Anant Agarwal
        -------------------------     ---------------------------------
                                               PRINTED NAME

                                      By:  /s/ Allen H. Michels
                                          -----------------------------

                                               Allen H. Michels
                                      ---------------------------------
                                               PRINTED NAME



           [SIGNATURE PAGE FOR AGREEMENT AND PLAN OF REORGANIZATION]

                         MERGER CONSIDERATION SCHEDULE
                         -----------------------------


     The Aggregate Consideration shall be allocated to the VMW Stockholders in the following priority:

     (i) To the certain VMW Preferred Stockholders who advanced certain funds to VMW in bridge financings pursuant to notes dated as of December 20, 1995 and February 9, 1996 in the aggregate amount of $497,884 and which notes accrue interest at the rate of nine percent (9%) per annum, repayment for such notes and interest, payable in cash;

     (ii) To the VMW Preferred Stockholders, their respective liquidation preferences as specified in the VMW Certificate of Incorporation, as amended, payable in cash;

     (iii) To the VMW Common Stockholders (including holders of options to acquire VMW stock), $3.00 per share payable in IKOS Common Stock; and

     (iv) To the VMW Preferred Stockholders an amount per share equal to the amount remaining after subtracting from the Aggregate Consideration the amounts set forth in the preceding subparagraphs (i), (ii) and
           (iii) divided by the total number of shares of Preferred Stock; provided, however, that if the aggregate amount of such cash
           --------  -------
           distributions to such holders combined with distributions made pursuant to the preceding subparagraphs (i) and (ii) shall exceed $10 million, then each holder so electing shall have such cash distribution reduced on a pro rata basis such that the aggregate cash distribution shall be no greater than $10 million, and the amount of any such cash reduction shall be satisfied with IKOS Common Stock.